UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to §240.14a-12
StoneX Group Inc.
(Name of Registrant as Specified in Its Charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee paid previously with preliminary materials.
[ ]    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

STONEX GROUP INC.

230 Park Avenue
10th Floor
New York, New York 10169

January 26, 2026
Dear Stockholders:
You are cordially invited to attend the annual meeting of stockholders of StoneX Group Inc. to be held at 329 North Park Avenue, Suite 350, Winter Park, Florida on Tuesday, March 10, 2026 at 10:00 a.m. (Eastern Time). At the meeting, stockholders will be asked to vote on the election of ten Directors; the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the Company's 2026 fiscal year; an advisory vote on executive compensation; and to transact such other business as may properly come before the meeting.
Again this year we are using the "Notice and Access" method of providing proxy materials to you via the Internet. This process provides you with a convenient and quick way to access your proxy materials and vote your shares, while also conserving resources and reducing the costs of printing and mailing the proxy materials. On or about January 26, 2026, we will begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2025 Annual Report online and how to vote via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2025 Annual Report.
The Notice of Annual Meeting of Stockholders and the Proxy Statement that accompany this letter provide detailed information concerning the matters to be considered at the meeting.
Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. Thank you for your continued support of StoneX Group Inc.
Sincerely,
John Radziwill
Chairman

Notice of Annual Meeting of Stockholders
Tuesday, March 10, 2026
10:00 a.m. Eastern Time
TO THE STOCKHOLDERS OF STONEX GROUP INC.
The annual meeting of the stockholders of StoneX Group Inc., a Delaware corporation (the "Company" or “StoneX Group”), will be held on Tuesday, March 10, 2026, at 10:00 a.m. Eastern Time, at 329 North Park Avenue, Suite 350, Winter Park, Florida, for the following purposes:
1.To elect ten Directors;
2.To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2026 fiscal year;
3.To consider an advisory vote on executive compensation; and
4.To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on January 12, 2026 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.
Pursuant to the rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, beginning on or about January 26, 2026, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the record date. As of the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referenced in the Notice of Internet Availability of Proxy Materials.
The Notice of Internet Availability of Proxy Materials also contains a toll-free telephone number, an e-mail address, and a website address where stockholders can request a copy of the Proxy Statement, our 2025 Annual Report, and a form of proxy relating to the Annual Meeting. These materials are available free of charge. The Notice also contains information on how to vote.
Even if you plan to attend the annual meeting, we request that you vote by one of the methods described in the proxy notification and thus ensure that your shares will be represented at the annual meeting if you are unable to attend.
If you fail to vote, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.
January 26, 2026
New York, New York
By order of the Board of Directors,
SEAN O'CONNOR
Executive Vice-Chairman of the Board

STONEX GROUP INC.
PROXY STATEMENT
2026 Annual Meeting of Stockholders
GENERAL
    The proxy is solicited on behalf of the Board of Directors (the “Board”) of StoneX Group Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on Tuesday, March 10, 2026, at 10:00 a.m. (Eastern Time), or at any adjournment or postponement of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting. The annual meeting will be held at 329 North Park Avenue, Suite 350, Winter Park, Florida. The Company intends to mail its Notice of Internet Availability of Proxy Materials and provide access to a website as referenced within its Notice of Internet Availability on or about January 26, 2026 to all stockholders entitled to vote at the annual meeting.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
When and where will the annual meeting take place?
    The annual meeting will be held on March 10, 2026 at 10:00 a.m. (Eastern Time), at 329 North Park Avenue, Suite 350, Winter Park, Florida.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?
    The "Notice and Access" rules of the Securities and Exchange Commission (the "SEC") permit us to furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will receive a Notice of Internet Availability of Proxy Materials (the "Notice") and will not receive printed copies of the proxy materials unless they request them. The Notice will be mailed beginning on or about January 26, 2026. The Notice includes instructions on how you may access and review all of our proxy materials via the Internet. The Notice also includes instructions on how you may vote your shares. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions in the notice for requesting such materials. Any request to receive proxy materials by mail or e-mail will remain in effect until you revoke it.
Can I vote my shares by filling out and returning the Notice?
    No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet or how to request a paper proxy card.
Why did I receive this Proxy Statement?
    You received this Proxy Statement because you held shares of the Company's common stock on January 12, 2026 (the "Record Date") and are entitled to vote at the annual meeting. The Board of Directors is soliciting your proxy to vote at the meeting.
What am I voting on?
    You are being asked to vote on three items:
1.The election of ten Directors (see page 8);
2.The ratification of the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for the 2026 fiscal year (see page 39); and
3.An advisory vote on executive compensation (see page 42).

How do I vote?
Stockholders of Record
    If you are a stockholder of record, there are four ways to vote:
•By toll free telephone at 1-800-652-8683;
•By internet at www.envisionreports.com/SNEX;
•If you request printed copies of the proxy materials, you may vote by proxy by completing and returning your proxy card in the postage-paid envelope provided by the Company; or
•By voting at the meeting.
Street Name Holders
    Shares which are held in a brokerage account in the name of the broker are said to be held in "street name."
    If your shares are held in street name, you should follow the voting instructions provided by your broker. If you requested printed copies of the proxy materials, you may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your notice from your broker for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.
    Regardless of how your shares are registered, if you request printed copies of the proxy materials, complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.
What is the deadline for voting via Internet or telephone?
    Internet and telephone voting is available through 11:59 p.m. (Eastern Time) on Monday, March 9, 2026 (the day before the annual meeting).
What are the voting recommendations of the Board of Directors?
    The Board of Directors recommends that you vote in the following manner:
1.FOR each of the persons nominated by the Board of Directors to serve as a Director;
2.FOR the ratification of the appointment of KPMG as independent registered public accounting firm for the 2026 fiscal year; and
3.FOR the approval of the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement.
    Unless you give contrary instructions in your proxy, the persons named as proxies will vote your shares in accordance with the recommendations of the Board of Directors.
Will any other matters be voted on?
    We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your proxy would authorize the Chairman and the Executive Vice-Chairman of the Company to vote on such matters in their discretion.
Who is entitled to vote at the meeting?
    Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponement or adjournment of the meeting.
How many votes do I have?
    You will have one vote for each share of the Company's common stock that you owned on the Record Date.
How many votes can be cast by all stockholders?
    The Company had 52,365,704 outstanding shares of common stock on the Record Date. Each of these shares is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?
    The holders of a majority of the Company's common stock outstanding on the Record Date must be present at the meeting in person or by proxy to fulfill the quorum requirement necessary to hold the meeting. This means at least 26,182,853 shares must be present in person or by proxy.
    If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will also be counted in determining the quorum.
    We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.
What is a broker non-vote?
Banks or brokers holding shares in street name must vote according to the specific instructions they receive from the beneficial owners. If the broker does not receive specific instructions, the broker may vote the shares in their discretion only for routine matters. Only Proposal No. 2, the ratification of KPMG, is considered a routine matter and therefore, shares may be voted by brokers in their discretion only for Proposal No. 2. If the broker does not receive instructions on how to vote the shares on other matters, the broker cannot vote on these proposals, resulting in a broker non-vote. Broker non-votes are treated as present for purposes of determining the quorum but will have no effect on the vote for Proposal No. 1 or Proposal No. 3.
What vote is required to approve each proposal?
    For the election of Directors (Proposal No. 1), the vote of a plurality of the votes cast by the stockholders entitled to vote on the election is required. A proxy that has properly withheld authority with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
    For the ratification of the appointment of KPMG (Proposal No. 2), the vote of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy, will be required for approval. An abstention with respect to this proposal will be counted for the purposes of determining the number of shares entitled to vote that are present in person or by proxy. Accordingly, an abstention will have the effect of an against vote.
    For the advisory vote on executive compensation (Proposal No. 3), the resolution will be approved by the vote of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. An abstention with respect to this proposal will be counted for the purposes of determining the number of shares entitled to vote that are present in person or by proxy. Accordingly, an abstention will have the effect of an against vote.
Can I change my vote?
    Yes. If you are a stockholder of record, you may change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, you can attend the meeting, and vote at that time. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.
Who may attend the annual meeting?
    Any person who was a stockholder of the Company on January 12, 2026 may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.
What happens if I sign and return the proxy card but do not indicate how to vote on an issue?
    If you return a signed proxy card without indicating your vote, your shares will be voted as follows:
•FOR each of the nominees for Director named in this Proxy Statement;
•FOR ratification of the appointment of KPMG as the independent registered public accounting firm for the Company for the 2026 fiscal year; and
•FOR the approval of the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement.

What is “householding” of proxy materials?
In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the Notice of Internet Availability. This practice is designed to reduce duplicate mailings and save printing and postage costs. If you would like to have a separate copy of our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please contact the Corporate Secretary at 30 Independence Boulevard, Suite 300, Warren, NJ 07059 (877) 367-3946. Such additional copies will be delivered promptly upon receipt of such request.
In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you now receive more than one copy, and would like to receive only one copy, please submit your request to the address or phone number listed above.
Who can help answer my questions?
    If you are a StoneX Group Inc. stockholder, and would like additional copies, without charge, of this Proxy Statement or if you have questions about the annual meeting, including the procedures for voting your shares, you should contact:
Kevin Shea
Corporate Secretary
30 Independence Boulevard, Suite 300
Warren, New Jersey 07059
(877) 367-3946
PROPOSAL 1 - ELECTION OF DIRECTORS
    The restated certificate of incorporation of the Company provides that the Company will have a Board of Directors consisting of nine members, and further provides that the number of Directors may be increased or decreased by resolution of the Board of Directors. The Board of Directors decreased by resolution the size of the Board to eight members, effective at the 2024 annual meeting of stockholders.
The Nominating & Governance Committee considers issues of diversity, experience, skills, familiarity with ethical and corporate governance issues which the Company faces in the current environment, and other relevant factors while considering potential candidates for Director. The Nominating & Governance Committee has identified two additional nominees to present at the 2026 annual meeting of stockholders. Therefore, the Board of Directors has increased by resolution the size of the Board to ten members, effective at the 2026 annual meeting of stockholders. The Nominating & Governance Committee will continue to evaluate the size and effectiveness of the Board of Directors during fiscal year 2026.
    The Nominating & Governance Committee of the Company has nominated and the Board of Directors has approved the nominations of ten persons to serve as Directors until the 2027 annual meeting, or until each Director's successor is elected and qualified, or until the death or resignation of a Director. Each of the nominees has agreed to serve if elected. If any nominee is unable or unwilling to serve as a Director, which we do not anticipate, the Board of Directors, by resolution, may reduce the number of Directors that constitute the Board or may choose a substitute.
    The nominees are as follows (ages as of January 26, 2026):

Name of Nominee	Age	Director Since
Annabelle Bexiga	63	2020
Diane Cooper	66	2018
John M. Fowler	76	2005
Steven Kass	69	2018
Charles Lyon	50	2026
Sean O'Connor	63	2002
Eric Parthemore	76	2009
John Radziwill	78	2002
Philip Smith	53	2026
Dhamu Thamodaran, PhD	70	2021
    The background of each nominee for Director is as follows:

    Annabelle Bexiga was elected as a director of the Company in 2020. She served as Chief Information Officer (CIO) of Global Commercial Insurance at American International Group until 2017. After holding leadership positions at J.P. Morgan & Co. and Deutsche Bank, she served as CIO at JPMorgan Invest, Bain Capital, and TIAA (Teachers Insurance and Annuity Association). Ms. Bexiga currently sits on the Board of Directors of Corpay, Inc., a public company, where she chairs the Technology Committee. Ms. Bexiga has been granted a waiver by the Board of a conflict of interest to serve as a director of Corpay, Inc., all as previously addressed within a Form 8-K filed on December 20, 2022. The Board has determined that Ms. Bexiga's service on this additional board of directors does not interfere with the performance of her duties with the Company. In the past, she has also served as a Director of Triton International Limited and on the supervisory board of DWS Group GmbH of Frankfurt, Germany, where she served on the remuneration committee.
    Ms. Bexiga brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance and technology. Her previous positions also afford her a wealth of knowledge across a range of U.S. and global financial services institutions, and provides valuable insight as the Company expands its global network of services.
Diane Cooper was elected as a director of the Company in 2018. She retired in 2016 after a 30 year career at General Electric, most recently serving as President and CEO of GE Capital’s Commercial Distribution Business from 2009 to 2016. Prior to that role, Ms. Cooper led the GE Capital Equipment Finance and Equipment Finance Services businesses, and served as President and CEO of Commercial Finance – Capital Solutions. Ms. Cooper also currently serves on the board of Bank of Montreal, a public company, BMO Financial Corp., where she chairs the Risk Oversight and Capital Committee, and BMO Bank N.A. In the past, she has also served as a Director of Aqua Finance, Inc.
    Ms. Cooper brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance, business development, mergers and acquisitions, employee leadership, and developing and strengthening customer relationships. Her previous positions also afford her a wealth of experience in the operation and management of a public company in the financial services sector.
    John M. Fowler was elected as a Director of the Company in 2005. Mr. Fowler, an attorney by training, has since 1998 been a private investor, financial consultant and adviser. From 1996 to 1998, Mr. Fowler was the Chief Financial Officer, Executive Vice President and Director of Moneygram Payment Systems, Inc. He also served as Chief Administrative Officer and Executive Vice President of then Travelers Group, Inc. (now Citigroup, Inc.) from 1986 to 1994. Mr. Fowler has served as General Counsel of the U.S. Department of Transportation, as a Director of Amtrak, as Chairman and Chief Executive Officer (“CEO”) of Gulf Insurance Co., as a Director of Transatlantic Re (a reinsurance company), and as a Director of and Chairman of the Compensation Committee of Air Express International.
    Mr. Fowler brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance, accounting, legal and executive compensation. His previous positions also afford him a wealth of experience in the operation and management of a public company in the financial services sector, as well as substantial experience in regulatory affairs and governmental relations.
    Steven Kass was elected as a Director of the Company in 2018. Mr. Kass is presently a consultant to professional service firms with a focus on leadership, organizational culture, business strategy, human capital and corporate governance. He spent 33 years with the accounting firm Rothstein Kass before his retirement as Chief Executive Officer in June 2014. During his tenure as CEO, Rothstein Kass grew organically to become the 20th largest accounting firm in the United States. After the acquisition by KPMG in June 2014 of certain assets of Rothstein Kass, Mr. Kass served as senior partner and global lead of the alternative investment globalization effort at KPMG, retiring from KPMG in September 2016. Mr. Kass was Chairman of the Audit Committee and a member of the Board of Directors of Sun Bancorp, Inc. from 2012 to 2014, and was a member of the Board of Directors of AGN International from 1998 to 2014, serving as Global Chairman of the Board from 2001-2003. Mr. Kass also currently serves on the board and as Audit Committee Chairman of Peapack Private Bank & Trust (formerly Peapack-Gladstone Bank).
    Mr. Kass brings to the Board, among other skills and qualifications, significant knowledge in the areas of finance, accounting, internal audit, risk management, corporate governance and Sarbanes-Oxley compliance. In addition, as CEO of Rothstein Kass during its sale to KPMG and subsequent integration, Mr. Kass is able to provide knowledge and insight into the successful integration of professional service organizations.
    Charles Lyon is being nominated to join the Board of Directors at this annual meeting of stockholders. Mr. Lyon was appointed as President of the Company in December 2024. He also serves as Chief Executive Officer of StoneX Financial Inc. This entity merged with the Company's three other domestic regulated entities in July 2015, and Mr. Lyon oversees the broker-dealer operations of the merged entity, in addition to global responsibility for the Company's Institutional segment line. Mr. Lyon was appointed as Chief Executive Officer of StoneX Securities Inc. in December 2012 when it was operating as the Company’s U.S. broker-dealer subsidiary. Mr. Lyon was Head of Securities Trading and Sales as well as Head of Equity

Capital Markets of StoneX Securities Inc. from 2004 until 2012, and served various roles for predecessor companies from 1999 until 2004.
The Board believes that Mr. Lyon’s strong leadership skills, extensive financial experience, and knowledge of the Company, its products and services are valuable to the Board. Mr. Lyon’s service as President provides a valuable link between the management and operations of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management's perspective on business and strategy.
    Sean O'Connor was elected as a Director in 2002. Mr. O’Connor was named Executive Vice-Chairman of the Board of Directors in December 2024. He joined the Company in October 2002 as Chief Executive Officer and held that position until December 2024. Mr. O’Connor was appointed as President in October 2015 and held that position until December 2024. From 1994 until 2002, Mr. O'Connor was Chief Executive Officer of Standard New York Securities, a division of Standard Bank. From 1999 until 2002, Mr. O'Connor also served as Executive Director of Standard Bank London, Ltd., a United Kingdom bank and subsidiary of the Standard Bank of South Africa.
    The Board believes that Mr. O'Connor's strong leadership skills, extensive financial experience, and knowledge of the Company, its products and services are valuable to the Board. In 2002, Mr. O'Connor made a significant equity investment in the Company and since that time has led the Company and guided its successful strategy and growth. In addition to his other skills and qualifications, Mr. O'Connor's prior positions as Chief Executive Officer and President have served as a valuable link between the management and vision of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management's perspective on business, strategy and opportunities. Mr. O’Connor’s current focus on longer-term strategy, capital allocation and merger & acquisition activity will continue to provide a valuable link between the management and vision of the Company and the Board of Directors.
    Eric Parthemore was elected as a Director of the Company in 2009, following the merger with FCStone. He had previously served as a Director of FCStone since 1996, as Vice Chairman of FCStone since January 2007, and as a member of its Board's Executive Committee. He served as the Secretary and Treasurer of FCStone until January 2007. Mr. Parthemore retired in 2017 as the President and Chief Executive Officer of Heritage Cooperative, Inc. in West Mansfield, Ohio. He held that position since September 2009 and had served in the same capacity with its predecessor company since 1996. Mr. Parthemore was appointed in January 2004 to serve on the Ohio Agricultural Commodity Advisory Commission by the Secretary of Agriculture in the State of Ohio and served on this Commission until 2015. From 2009 to September 2017 Mr. Parthemore served on the National Grain Car Council of the Surface Transportation Board, an agency of the US Department of Transportation.
    Mr. Parthemore brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of risk management similar to a significant portion of the Company's existing client base, and services sought by that client base. In addition, as the former CEO of a large grain and supply cooperative involved in multiple mergers with similar organizations, Mr. Parthemore is able to provide knowledge, guidance and insight into successfully integrating the operations of multiple organizations at a time when the Company is also in the process of integrating multiple organizations.
    John Radziwill was elected as a Director of the Company in 2002 and serves as Chairman of the Board. Mr. Radziwill is currently a Director of Oryx International Growth Fund Limited and Redcentric PLC, both public companies, and Seatboost Inc., a private company. In the past, he has also served as a Director of Goldcrown Group Limited, Fifth Street Capital (BVI), PingTone Communications, Inc., Baltimore Capital Plc, Lionheart Group, Inc., USA Micro Cap Value Co. Ltd, Acquisitor Plc, Acquisitor Holdings (Bermuda) Ltd. and Netsurion LLC (formerly VendorSafe Technologies Inc.). Mr. Radziwill is a member of the Bar of England and Wales.
Mr. Radziwill brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance, accounting, and institutional investing, in particular in the small capitalization sector. In 2002, Mr. Radziwill, together with Mr. O'Connor and retired Director Scott Branch, made a significant equity investment in the Company and, as an independent Director of the Company, has been closely involved in its development and growth. In addition, his background and current positions afford him the ability to bring an international perspective to the Board. This insight is increasingly valuable as the Company continues to expand its international operations.
Philip Smith is being nominated to join the Board of Directors at this annual meeting of stockholders. Mr. Smith was appointed as Chief Executive Officer of the Company in December 2024. He also serves as Chief Executive Officer of StoneX Financial Ltd and previously served as Chief Executive Officer of the Company’s Europe, Middle East and Africa ("EMEA") operations since July 2008. Mr. Smith joined the Company in 2004 following its acquisition of Global Currencies Ltd, a U.K. foreign exchange payments company which Mr. Smith joined in 1996 and was made a Director of in 1999. Following its acquisition in 2004, Mr. Smith became CEO of INTL Global Currencies Ltd until its consolidation into StoneX Financial Ltd in 2014.

The Board believes that Mr. Smith’s strong leadership skills, extensive financial experience, and knowledge of the Company, its products and services are valuable to the Board. In addition to his other skills and qualifications, Mr. Smith's position as Chief Executive Officer serves as a valuable link between the management and vision of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management's perspective on business, strategy and opportunities.
Dhamu Thamodaran, PhD was elected as a director of the Company in 2021. He retired as Executive Vice President, Chief Strategy Officer & Chief Commodity Hedging Officer from Smithfield Foods, Inc. in December 2020, having served in this role since 2016. Dr. Thamodaran joined Smithfield Foods in 1995 as Director of Price Risk Management, and had related industry experience with John Morrell Food Group and Farmland Foods, which later became part of the Smithfield Foods family. Dr. Thamodaran has been a member of the Agricultural Markets Advisory Counsel at CME Group since 2021. Dr. Thamodaran earned his PhD in Economics from Iowa State University and his Master of Science degree in Agricultural Economics & Statistics from the Indian Agricultural Research Institute in New Delhi, India.
    Dr. Thamodaran brings to the Board, among other skills and qualifications, significant risk management and strategy development experience and knowledge in the areas of global macroeconomics, global commodities research and analysis, agricultural markets, and the pork value chain. His risk management experience is similar to a significant portion of the Company's existing client base, and he is familiar with the services sought by that client base.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.
THE BOARD OF DIRECTORS AND ITS COMMITTEES
    The Company's Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, the Board of Directors provides advice and counsel to, and ultimately monitors the performance of, the Company's senior management.
    There are five standing committees of the Board of Directors - the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Risk Committee and the Technology and Operations Committee. Committee assignments are re-evaluated annually and approved during the Board meeting that follows the annual meeting of stockholders. The Board of Directors has adopted charters for all of its standing Committees. Copies of these charters can be found on the Company's website at www.stonex.com.
    During the fiscal year ended September 30, 2025, the Board of Directors held six meetings. Each Director attended at least 75% of the Board meetings and Board committee meetings of which he or she was a member in the fiscal year ended September 30, 2025.
    The Company has adopted a formal policy regarding attendance by members of the Board of Directors at the Company's annual meeting of stockholders and at scheduled meetings of the Board of Directors. This policy is as follows:
Attendance of Directors at Meetings
    The Board of Directors currently holds regularly scheduled meetings and calls for special meetings as necessary. Meetings of the Board may be held telephonically or virtually. Directors are expected to attend all Board meetings and meetings of the Committees of the Board on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their duties.
    Directors are also expected to attend the annual meeting of stockholders. The Board believes that Director attendance at stockholder meetings is appropriate and can assist Directors in carrying out their duties. When Directors attend stockholder meetings, they are able to hear directly stockholder concerns regarding the Company. It is understood that special circumstances may occasionally prevent a Director from attending a meeting.
    All of the Company's Directors serving at the time participated in the 2025 annual meeting of the stockholders on March 5, 2025.
Audit Committee
    The Audit Committee meets at least quarterly with the Company's management and the independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select and engage the independent registered public accounting firm, assess the adequacy of the Company's staff, management performance and procedures in connection with financial controls and receive and consider the independent registered public accounting firm's comments on the Company's internal controls. The members of the Audit Committee during the 2025 fiscal year were: Steven Kass (Chairman), Diane Cooper, and Dhamu Thamodaran. The Audit Committee met four times during the 2025 fiscal year.
    The Board has determined that at least one member of the Audit Committee who served during the Company's 2025 fiscal year, namely the Chairman of the Committee, Mr. Kass, was an "audit committee financial expert" within the meaning of Item 407(d)(5) of SEC Regulation S-K.
Compensation Committee
    The Compensation Committee makes determinations concerning salaries and incentive compensation and otherwise determines compensation levels for the Company's executive officers and other key employees and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee also reviews the amount and structure of compensation of the non-employee Directors. The members of the Compensation Committee during the 2025 fiscal year were: John M. Fowler (Chairman), Eric Parthemore and Annabelle Bexiga. The Compensation Committee met five times during the 2025 fiscal year.
    The Compensation Committee administers the Company's stock option or other equity-based plans, including the review and grant of stock options or restricted stock to all eligible employees under the Company's existing plans. The Compensation Committee also administers the Company’s clawback policies.
The Compensation Committee receives quarterly reports from the Global Head of Human Resources on the Company's global workforce.
Risk Committee
    The Risk Committee meets at least quarterly to oversee the Company's risk management processes. This includes working with management to determine and assess the Company's philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk under the direction of the Chief Risk Officer and the Risk Department. Management and the Chief Risk Officer report regularly to the Risk Committee on current and emerging risks and the Company's approach to avoiding and mitigating risk exposure. The Chairman of the Risk Committee and the Chief Risk Officer also communicate as warranted during the interim period between the Risk Committee meetings. The Risk Committee reviews the Company's most significant risks and whether management, including the Risk Department, is responding consistently within the Company's overall risk management and mitigation strategy. The members of the Risk Committee during the 2025 fiscal year were: Diane Cooper (Chairman), John Fowler, and Dhamu Thamodaran. The Risk Committee met four times during the 2025 fiscal year.
Technology and Operations Committee
    The Technology and Operations Committee meets at least quarterly to oversee the Company's technology and operations strategy, significant investments in support of such strategy, and risks arising from technology and operations, including information security, fraud, vendor, data protection and privacy, business continuity and resilience and cybersecurity risks. This includes working with management to determine and assess the Company's philosophy and strategy towards technology and operations. Management is responsible for the day-to-day management of technology and operations under the direction of the Chief Operating Officer ("COO"), Chief Information Security Officer ("CISO"), Chief Technology Officer ("CTO") and the IT Department. Management and the COO, CIO and CTO report regularly to the Technology and Operations Committee on current and emerging strategies and trends, the Company's approach to technology and operations, and developments with respect to cybersecurity events and risks. This Committee also works with the CIO in monitoring the Company's cybersecurity roadmap. The members of the Technology and Operations Committee during the 2025 fiscal year were: Annabelle Bexiga (Chairman), Diane Cooper and Dhamu Thamodaran. The Technology and Operations Committee met four times during the 2025 fiscal year.
Nominating and Governance Committee
    The Nominating and Governance Committee reviews and evaluates the effectiveness of the Company's executive development and succession planning processes, and also provides active leadership and oversight of these processes. Additionally, the Nominating and Governance Committee evaluates and recommends nominees for membership on the Company's Board and its committees and develops and recommends to the Board a set of effective corporate governance policies and procedures. The Nominating and Governance Committee also oversees the Company's global compliance and anti-money laundering ("AML") programs. The Nominating & Governance Committee also monitors and oversees the Company’s environmental, social and governance (ESG) efforts.
    The members of the Nominating and Governance Committee during the 2025 fiscal year were: Eric Parthemore (Chairman), John M. Fowler and Steven Kass. The Committee met four times during the 2025 fiscal year.

    In September 2005, the Board of Directors adopted a formal policy concerning stockholder recommendations for candidates as nominees to the Board of Directors. The policy has been incorporated into the charter of the Nominating & Governance Committee which is posted on the Company's website.
    The Nominating and Governance Committee is charged with recommending to the entire board a slate of Director nominees for election at each annual meeting of the stockholders. Candidates for Director nominees are selected for their character, judgment and business experience.
    The Committee will consider recommendations from the Company's stockholders when establishing the slate of Director nominees to be submitted to the entire Board. Such recommendations will be evaluated by the Committee using the same process and criteria that are used for recommendations received from Directors and executive officers. The Committee will consider issues of diversity, experience, skills, familiarity with ethical and corporate governance issues which the Company faces in the current environment, and other relevant factors. The Committee considers diversity of background, thoughts and opinions obtained through, among other factors, diversity in business experience, professional experience, gender and racial/ethnic background. The Committee will make these determinations in the context of the perceived needs of the Company at the time.
Procedures by which Stockholders may Recommend Nominees for Director
    For a stockholder to recommend a Director nominee to the Committee, the stockholder should send the recommendation to the Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, StoneX Group Inc., 30 Independence Boulevard, Suite 300, Warren, New Jersey 07059. The recommendation should include (a) the name, address and telephone number of the potential nominee; (b) a statement regarding the potential nominee's background, experience, expertise and qualifications; (c) a signed statement from the potential nominee confirming his or her willingness and ability to serve as a Director and abide by the corporate governance policies of the Company (including its Code of Ethics) and his or her availability for a personal interview with the Committee; and (d) evidence establishing that the person making the recommendation is a stockholder of the Company.
    Recommendations which comply with the foregoing procedures and which are received by the Corporate Secretary before September 1 in any year will be forwarded to the Chairman of the Nominating and Governance Committee for review and consideration by the Committee for inclusion in the slate of Director nominees to be recommended to the entire Board for presentation at the annual meeting of stockholders in the following year. In evaluating Director nominees, the Nominating and Governance Committee considers the following factors:
•the appropriate size of the Company's Board;
•the needs of the Company with respect to the particular talents and experience of its Directors;
•the knowledge, skills and experience of nominees, including experience in commodities and securities markets, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;
•familiarity with national and international business matters;
•experience with accounting rules and practices; and
•the desire to balance the considerable benefit of continuity with the periodic injection of the fresh and diverse perspectives provided by new members.
    The Nominating and Governance Committee's goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.
    Other than the foregoing, there are no stated minimum criteria for Director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating and Governance Committee also believes that it is appropriate for certain key members of the Company's management to serve as Directors.
    The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board of Directors who are willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Governance Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating and Governance Committee. Research may also be performed to identify qualified individuals.

    In consideration of the growth of the Company and the expanded international scope of the Company, the Company strives to increase the diversity on the Board of Directors.
Stockholder Communications with Non-Management Members of the Board
    The Company has adopted a formal process for stockholder communications with the independent members of the Board. The policy, which is available on the Company's website, www.stonex.com, is as follows:
    Interested parties are invited to communicate with the non-management members of the Board by sending correspondence to the non-management members of the Board of Directors, c/o Corporate Secretary, StoneX Group Inc., 30 Independence Boulevard, Suite 300, Warren, New Jersey 07059 or via e-mail to board@stonex.com.
    The Corporate Secretary will review all such correspondence and forward to the non-management members of the Board a summary of all such correspondence received during the prior month and copies of all such correspondence that deals with the functions of the Board or committees thereof or that otherwise is determined to require attention of the non-management Directors. Non-management Directors may at any time review the log of all correspondence received by the Company that is addressed to the non-management members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. Correspondence of a marketing nature, or that is unrelated to a Director’s duties and responsibilities, may be discarded or otherwise addressed by the Secretary.
Board Leadership
    A substantial majority of the members of the Board of Directors are independent Directors (seven of ten of the Directors to be voted upon at the 2026 Annual Stockholders' Meeting). The five Board committees - Audit, Nominating and Governance, Compensation, Risk, and Technology and Operations - are comprised solely of and chaired by independent Directors; and at each regularly scheduled Board meeting, the non-management Directors meet in an executive session without management Directors. The position of Chairman of the Board is separated from Chief Executive Officer in accordance with widely recognized best practices with regard to maintaining Board independence. The Chairman of the Board position is held by an independent Director. The Board believes that this structure is in the best interests of the Company and its stockholders, as it allows the Chief Executive Officer to focus on day-to-day business operations, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of review and oversight of management. Further, the Board believes its approach to risk oversight, as more fully discussed below, ensures that the Board is able to effectively perform its risk oversight responsibilities under various leadership structures.
Board's Role of Risk Oversight
    Our management is responsible for identifying, assessing, and managing our exposure to risk. The Board plays an active role in overseeing management’s activities regarding risk management in part through its various committees based on each committee’s responsibilities and expertise as described below.
The Risk Committee meets at least quarterly to oversee the Company's risk management processes. The Risk Committee also works with management to determine and assess the Company's philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk under the direction of the Chief Risk Officer and the Risk Department. Management and the Chief Risk Officer report regularly to the Risk Committee on current and emerging risks and the Company's approach to avoiding and mitigating risk exposure. The Chairman of the Risk Committee and the Chief Risk Officer also communicate as warranted during the interim period between the Risk Committee meetings. The Risk Committee reviews the Company's most significant risks and whether management, including the Risk Department of the Company, is managing these risks in a manner that is consistent with the Company's overall risk management and mitigation strategy.
    The Compensation Committee monitors the compensation programs of the Company, including reviewing the relationship between the Company's risk management policies and practices and its compensation arrangements. In most cases, credit losses and trading losses are considered in the calculation of variable compensation of executives and Company revenue producers, and negative balances in one period are carried forward to succeeding periods in the calculation of bonuses for revenue producers. The Company periodically changes or adapts its compensation policies to address the specific risk profile of each business unit.
    The Audit Committee oversees the Internal Audit Department of the Company, including that Department's review of the business continuity, disaster recovery, data privacy and cybersecurity efforts of the Company and its subsidiaries.

    The Nominating and Governance Committee oversees the compliance and AML programs of the Company and its subsidiaries, including through periodic telephonic meetings with the chief compliance officers of the Company's primary operating segments and senior AML officers.
The Technology and Operations Committee oversees the Company's Information Technology Department and risks arising from technology and operations, including information security, fraud, vendor, data protection and privacy, business continuity and resilience and cybersecurity risks. This includes working with management to determine and assess the Company's philosophy and strategy towards technology and operations.
Board and Committee Evaluation
    The Nominating and Governance Committee annually reviews and evaluates the performance of the Board of Directors. The Nominating and Governance Committee surveys all Board members on multiple subject areas, and the survey results are used to evaluate the Board's contribution as a whole and its effectiveness with respect to particular subject areas. Particular attention is given to subject areas which the Nominating and Governance Committee or Board believes for any reason warrant further attention. The purpose of the review is to increase the effectiveness of the Board, and the results are reviewed with the full Board.
    In addition, each committee conducts an annual self-evaluation through the use of a survey completed by the members of each committee. The committee self-evaluations review whether and how well each committee has performed the responsibilities in its charter, whether there are sufficient meetings covering the necessary topics, whether the meeting materials are effective, and other matters. As with the Board evaluation, particular attention is given to subject areas which the particular committee or Board believes for any reason warrant further attention.
Director Education
    Continuing director education is provided in conjunction with regular Board meetings and focuses on topics necessary to enable the Board to effectively evaluate issues before the Board. The education takes the form of presentations by management and other key staff covering a variety of subjects and topics, along with in-depth reviews of key business units and geographic regions serviced by the Company and its subsidiaries.
Insider Trading Policy
The Company has adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NASDAQ exchange listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended September 30, 2024.
Director Financial Interest in the Company - Stock Ownership Guidelines
    The Nominating and Governance Committee Charter establishes the responsibility of the Nominating and Governance Committee to administer and monitor a policy that Directors and the Chief Executive Officer shall at all times have a financial interest in Company stock by owning vested Company stock at least equal in value to three times the most recent year's Director's cash compensation (excluding chairman and committee chairman fees) or the Chief Executive Officer's base salary, within five years of being appointed to the Board or as Chief Executive Officer, with such three times level to be maintained after the five year phase-in period.
All of our Directors have met or exceeded our stock ownership policy, in many instances by a significant amount. The stock ownership of Philip Smith exceeds the target set for the Chief Executive Officer. The stock ownerships of Charles Lyon and Sean O’Connor also exceed the target set for the Chief Executive Officer.
Hedging Policy
    Company officers and directors are subject to the mandatory legal prohibition on selling short company shares. The Company also prohibits officers and directors from entering into transactions that would have the effect of causing those individuals to benefit from a decline in the price of the Company stock, such as the purchase of “put” options. While the Company prohibits such “hedging” transactions, it has not adopted a policy prohibiting its officers and directors from otherwise hedging or pledging their shares of Company stock as security for a loan.
Sustainability Matters
The Company recognizes that its business, and the manner in which it operates, creates impacts that reach beyond its client relationships and bottom line to affect its physical environment, society and the climate in which companies like it conduct business. In the Company's sustainability approach, it strives to emphasize the positive impacts generated by its business philosophy and practices while attempting to minimize or offset the possible negative impacts of its operations. In past years, the Company has let its approach to sustainability arise organically from the corporate culture that has been developed by the Board and management team. This organic, culture-driven approach has produced a number of initiatives and best practices of which the Company is very proud.
The Nominating & Governance Committee of the Board has been selected to monitor and oversee the Company’s strategy with respect to sustainability issues and initiatives. In August 2024, the Company delivered on its commitment to share its efforts by releasing a stand-alone Sustainability Report that provides detailed information on our sustainability initiatives across the business. The Company’s Sustainability Report may be found on the Investor Relations page on the Company's website, www.stonex.com. The Company intends to release an updated Sustainability Report in fiscal year 2026.
During the past year the Company's Collective Giving charitable donation platform supported employees in their charitable giving efforts and provided matching funds of approximately $1.5 million.
BOARD MEMBER INDEPENDENCE
    The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating and Governance Committee and the Board. No Director is considered independent if he or she is an executive officer or employee of the Company or has a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.
    The Board of Directors has determined that, in its judgment as of the date of this Proxy Statement, each of the Company's Directors, other than Sean O'Connor, previously our Chief Executive Officer, and Director Nominees Philip Smith, currently our Chief Executive Officer, and Charles Lyon, currently our President, is an independent Director within the meaning of Rule 5605 of the NASDAQ Stock Exchange ("NASDAQ Rule 5605"). Accordingly, all of the members of the Audit, Compensation, Risk, Nominating and Governance, and Technology and Operations Committees are independent within the meaning of NASDAQ Rule 5605.
EXECUTIVE COMPENSATION -
COMPENSATION DISCUSSION AND ANALYSIS
    This section contains a discussion of the Company's executive compensation program, including the objectives of the program, the policies underlying the program, the types of compensation provided by the program, and how the Company determined the compensation paid to each named executive officer.
Background
    The Company's Compensation Committee (the "Compensation Committee" or "Committee" throughout this section) has primary responsibility for the design and implementation of the Company's executive compensation program. The Committee directly determines the compensation for the Company's Chief Executive Officer. The Committee receives recommendations from the Chief Executive Officer regarding the compensation of the Chief Financial Officer, certain executive officers of the Company and certain executive officers of major subsidiaries, and supervises and reviews the compensation for the Company's other executive officers.
    The Compensation Committee has considered the results of the most recent stockholder advisory vote on executive compensation required by Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in determining the Company's compensation policies and decisions. In this regard, at the Company's 2025 annual meeting, the stockholders voted on a non-binding resolution to approve the compensation awarded by the Company to the Company's named executive officers ("say-on-pay") as described in the Compensation Discussion & Analysis ("CD&A"), tabular disclosures, and other narrative executive compensation disclosures in the Proxy Statement for the 2025 annual meeting. At the 2025 annual meeting, approximately 85.9% of the votes on the say-on-pay proposal were voted in favor of the proposal. Based upon these results, the Compensation Committee has concluded that the Company's stockholders generally support the principal elements of the compensation program adopted by the Compensation Committee. The Committee has relied in part on that conclusion in continuing the principal elements of the compensation program in fiscal year 2025.
At a special meeting held in August 2023, the stockholders voted on a non-binding resolution to determine whether the advisory stockholder vote on say-on-pay should occur every one, two or three years ("say-on-frequency"). Approximately 94% of the votes on the say-on-frequency proposal voted in favor of a vote every year. Based upon the results of the say-on-frequency vote, the Board has determined to hold the say-on-pay vote annually.

Description of the Company's Executive Compensation Program
For fiscal year 2025, which ended on September 30, 2025, the Company's five named executive officers (“NEOs”) were Philip Smith, who served as the Chief Executive Officer of the Company, William Dunaway, who served as the Chief Financial Officer of the Company, Sean O'Connor, who served as Executive Vice-Chairman of the Board, Gregory Kallinikos, who served as Chief Executive Officer of Asia Pacific for the Company, and Stuart Davison, who served as the Chief Operating Officer of the Company.
In December 2024, the Company enacted several changes to its Executive Committee with Sean O’Connor, previously the Company’s Chief Executive Officer, becoming Executive Vice-Chairman of the Board, Philip Smith being named Chief Executive Officer of the Company and Charles Lyon being named President of the Company. In Mr. O’Connor’s new position, his primary focus is on longer-term strategy, capital allocation and mergers and acquisitions, and his compensation package was restructured to reflect a focus on share price appreciation and long-term value creation. As such, Mr. O’Connor no longer participates in either the Executive Performance Plan nor the Long-Term Performance Incentive Plan. Mr. O’Connor’s new compensation package did include an award of time-based restricted stock and performance-based restricted stock, as further detailed in the Equity Award section below.
    The Company designed its executive compensation program to reflect its need to attract and retain executives with specific skills and experience in the various businesses and functions operated by the Company. In this regard, the Company's success is directly dependent on the ability of the Company's executives to generate operating income with an appropriate level of risk. The Company competes with larger and better capitalized companies for individuals with the required skills and experience. As a result, the Company must have a compensation program that provides its executives with a competitive level of compensation relative to the compensation available from the Company's competitors.
    The Company also designed its executive compensation program to reward executives based on their contributions to the Company's success. The Compensation Committee believes that a compensation program which relies heavily on performance-based compensation will both maximize the efforts of the Company's executives and align the interests of executives with those of stockholders. This form of compensation also allows the Company to compete for talented individuals since it is common in the financial services industry.
The Compensation Committee does not evaluate total compensation amounts for any named executive officer based on a specific benchmark or percentile positioning. Additionally, the Compensation Committee does not employ a compensation consultant and did not use a consultant to assist in determining executive compensation in fiscal year 2025. The Compensation Committee considers numerous factors when making pay decisions, including individual and Company performance, the scope of each individual’s responsibility and his or her length of time in the role.
Objectives of the Company's Executive Compensation Program
    The Company's executive compensation program is designed to meet three principal objectives:
•to provide competitive levels of compensation to attract and retain talented executives,
•to provide compensation which reflects the contribution made by each executive to the Company's success, and
•to encourage long-term service to the Company by awarding compensation that vests over more than one year.
Attract and Retain Talented Employees
    The Company's success depends on the leadership of senior executives and the skills and experience of its other executives. In order to attract and retain highly capable individuals, the Company needs to ensure that the Company's compensation program provides competitive levels of compensation. Therefore, the Compensation Committee seeks to provide executives with compensation that is similar to the compensation paid by other financial services firms.
Provide Compensation Based on Performance
    The Company believes that its continued success requires it to reward individuals based upon their contribution to the Company's success. Accordingly, a substantial portion of each executive's compensation is in the form of performance-based compensation, which can be based on both objective and subjective criteria.
Encourage Long-Term Service through Compensation Practices
    The Company seeks to encourage long-term service by awarding compensation to the Company's executives that vests over multiple years. In the case of the named executive officers, the Compensation Committee has elected to award a portion of the executive's bonus in the form of restricted stock. In the case of other executives, the Compensation Committee offers the executives the right to receive a portion of their bonuses in the form of restricted stock.

What the Executive Compensation Program is Designed to Reward
    By linking compensation opportunities to the performance of the Company and its subsidiaries as a whole, the Company believes the Company's compensation program encourages and rewards:
•efforts by each executive to enhance firm-wide productivity and profitability, and
•entrepreneurial behavior by each executive to maximize long-term equity value in the interest of all stockholders.
Performance Accomplishments
In addition to following a disciplined approach to growing the Company's business through acquisitions and organic growth initiatives during the year, the executive management team continued to focus its energies in fiscal year 2025 on upgrading and more tightly integrating the Company’s offerings, platforms, marketing strategy and client experience, in the belief that this is necessary to achieving its goal of becoming a truly best-in-class global financial franchise. Fiscal year 2025 accomplishments include, among other things, the following:

•Achieved record operating revenues of $4,126.9 million, an increase of 20% over the prior year,
•Achieved record net operating revenues of $2,052.8 million, an increase of over 16% over the prior year,
•Achieved record net income of $305.9 million, an increase of 17% over the prior year,
•Stockholders’ equity grew to $2,377.4 million, an increase of 39% over the prior year,
•Achieved a return on equity (“ROE”) of 15.6%,
•Earnings per share (diluted) of $5.89, an increase of over 10% over the prior year,
•Completed the acquisition of RTS Investor Corp., a Delaware corporation, which was the parent company for the R.J. O’Brien global business (“RJO”), including R.J. O’Brien & Associates, LLC, the oldest futures brokerage in the U.S.,
•Completed the acquisition of The Benchmark Company, LLC, a full-service investment banking firm,
•Completed the acquisition of Right Corporation, a Colorado corporation that provides trading and logistics services for independent meat packing operations, distributors, and end-users,
•Completed the acquisition of all outstanding shares of Octo Finances SA (“Octo”), a fixed income broker based in Paris, France,
•Acquired a 20% interest in Bamboo Payment Holding LLC (“Bamboo”), a cross-border payments company that allows global merchants to accept and make payments in Latin America, as part of a strategic partnership to expand cross-border payment offerings and coverage for global merchants,
•Completed the acquisition of the recycling and refining business, along with certain assets, including licenses, silver inventory and refining/recycling equipment, from JBR Recovery Limited (“JBR”), a recycling and refining business incorporated in England and Wales, and
•Successfully issued $625.0 million in aggregate principal amount of the Company’s 6.875% Notes due 2032 in connection with the acquisition of RJO.
Clawback Policies
In May 2021, the Board of Directors of the Company adopted a Clawback Policy which permits the Compensation Committee to approve the recoupment, repayment or forfeiture, as applicable, of any incentive-based compensation paid to any “officer” of the Company as defined under Rule 16a-1(f) under the Exchange Act (a “Covered Executive”). The Clawback Policy, as amended in November 2023 by the Board of Directors, permits the Compensation Committee to take this action if the Compensation Committee determines that: (i) the Covered Executive engaged in fraud, gross negligence or intentional misconduct; or (ii) the Covered Executive deliberately misled the market or the Company’s stockholders regarding the Company’s financial performance.
In November 2023 the Board of Directors of the Company adopted an Accounting Restatement Compensation Recovery Policy (the “Recovery Policy”). This Recovery Policy complies with the requirements of Section 10D of the Exchange Act and in accordance with Section 5608 of the Nasdaq Stock Market Listing Rules. The Recovery Policy applies to current and former officers and permits the Compensation Committee to approve the recoupment, repayment or forfeiture, as applicable, of any incentive-based compensation paid to any Covered Executive if the Compensation Committee determines that the amount of incentive-based compensation paid was based on the achievement of financial results that were subsequently the subject of an accounting restatement that occurred within three years of such receipt (with limited exceptions).
Elements of Compensation
    The Company's executive compensation program provides for the following elements of compensation:
•base salary,

•bonus under an established bonus plan with objective criteria,
•a cash-based long-term performance incentive plan,
•discretionary bonus based on subjective criteria,
•equity awards, and
•health insurance and similar benefits.
Base Salary
    The Company pays each executive officer an annual base salary to provide the executive with a predictable level of income and enable the executive to meet living expenses and financial commitments. The Compensation Committee views base salary as a way to provide a non-performance-based element of compensation that is certain and predictable. The Compensation Committee believes the base salaries paid to the Company's executive officers in fiscal year 2025 were modest compared to other financial service firms.
    The annual base salary for Philip Smith in 2025 was £392,465, or $512,749 as converted monthly to U.S. dollars using an average conversion rate of $1.3065/£1. The annual base salary for William Dunaway in 2025 was $375,000. The annual base salary for Sean O'Connor in 2025 was $2,000,000. The annual base salary for Gregory Kallinikos in 2025 was S$440,974 (Singapore), or $334,451, as converted monthly to U.S. dollars using an average conversion rate of $0.7584/S$1 (Singapore). The annual base salary for Stuart Davison in 2025 was £250,000, or $326,621, as converted monthly to U.S. dollars using an average conversion rate of $1.3065/£1. The Compensation Committee determined that the base salaries of our named executive officers were appropriate in light of their duties and responsibilities, and therefore the base salaries for each of the named executive officers remained the same for fiscal year 2025 as fiscal year 2024.
Executive Performance Plan
    The Company adopted the current Executive Performance Plan (the “EPP”) in 2021 to provide bonuses to designated executives based upon objective criteria. The EPP permits awards to be paid in cash, restricted stock or a combination of both, as further described below.
    The Company utilized the EPP to reward the Company's executive officers for fiscal year 2025. Bonuses paid under the EPP are based on objective criteria established by the Company in advance. The Compensation Committee's goal is to utilize bonuses under the EPP as the Company's principal tool for encouraging executives to maximize productivity and the Company's profitability. Awards under the plan provide executives with an incentive to focus on aspects of the Company's performance that the Compensation Committee believes are key to the Company's success.
    The Compensation Committee administers the EPP and has responsibility for designating eligible participants and establishing specific “performance targets” for each participant in the EPP. The performance targets may be based on one or more of the following business criteria, or on any combination of these criteria:
•increase in share price,
•adjusted ROE,
•control of fixed costs,
•control of variable costs, and
•adjusted EBITDA growth.
    For fiscal year 2025, adjusted ROE was the only performance target established and used by the Compensation Committee. The fiscal year 2025 adjusted ROE performance targets are set forth below.
    With respect to adjusted ROE and adjusted EBITDA growth, the plan generally requires that adjustments be made to ROE or EBITDA, as the case may be, when determining whether the applicable performance targets have been met, so as to eliminate, in whole or in part, in any manner specified by the Committee, the gain, loss, income and/or expense resulting from the following items:
•changes in accounting principles that become effective during the performance period,
•extraordinary, unusual or infrequently occurring events reported in the Company's public filings, excluding early extinguishment of debt, and
•the disposal of a business, in whole or in part.
    The Committee may, however, provide that one or more of these adjustments will not be made as to a specific award or awards.

    In addition, the Committee may determine that other adjustments will be made under the applicable business criteria and performance targets to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following:
•gain or loss from all or certain claims and/or litigation and insurance recoveries,
•the impact of impairment of tangible or intangible assets,
•restructuring activities reported in the Company's public filings, and
•the impact of investments or acquisitions.
    Each of these adjustments may relate to the Company as a whole or any part of the Company's business or operations, as determined by the Committee. Finally, adjustments will be made as necessary to any performance target related to the Company's stock to reflect changes in corporate capitalization, such as stock splits and certain reorganizations.
    Concurrently with the selection of performance targets, the Committee must establish an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. Under the plan, the maximum bonus for each fiscal year may not exceed $8,500,000 for any executive.
    Over a five-year period, the maximum per participant amounts are thus $42,500,000 for each executive. Notwithstanding this overall maximum, the Committee has sole discretion to determine whether to actually pay any of or the entire maximum permissible bonus or to change the payment or vesting terms of any bonus, subject in each case to the EPP's terms and any other written commitment authorized by the Committee. The Committee may also exercise its negative discretion by establishing additional conditions and terms of payment of bonuses, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. Although the Committee may waive these additional conditions and terms, it may not waive the basic performance target as to the business criterion chosen for any particular period.
    Bonuses will be paid in either cash or a combination of cash and restricted stock on a basis to be established by the Committee. The specific proportion of each bonus to be received in the form of restricted stock is subject to review by the Committee from time to time. The aggregate grant date fair value of the restricted stock is included within the Stock Awards column of the Summary Compensation Table in the fiscal year in which the award is granted. The Committee-selected restricted stock proportions utilized for fiscal year 2025 were as follows:
•amounts from 0 - $200,000: 15%
•amounts from $200,000 - $400,000: 20%
•amounts from $400,000 - $600,000: 25%
•amounts above $600,000: 30%
    In general, restricted stock is a grant of stock that is subject to forfeiture if specified vesting requirements are not satisfied. The current vesting requirements are set forth in the following paragraph.
If any portion of a named executive officer’s bonus is payable in the form of restricted stock, then the restricted stock will be issued to the executive at a discount of 25% to the market value of the Company's common stock (determined as of the date that is 75 days following the end of the applicable performance period, or, if the Committee has not determined the bonus by this date, 15 days after the amount of the bonus is determined and certified by the Committee). These shares of restricted stock will vest at the rate of one-third per year on each of the first, second and third anniversaries of the grant date of the award, subject to acceleration in connection with a qualifying termination, as specified with greater particularity in an award agreement to be entered into in accordance with the Company's Restricted Stock Program. In its discretion, the Committee may waive these provisions and elect to pay 100% of any bonus payable under the plan, regardless of amount, entirely in cash (for example, in the case of a participant who already holds a substantial number of shares). Likewise, in its discretion, the Committee may alter the vesting period or reduce the discount applicable to any restricted stock award.
    In the event sufficient shares are not available under the Company’s 2022 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) to issue restricted stock pursuant to the Restricted Stock Program, then the entire bonus will be payable in cash.
    The EPP may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Committee.

Application of Executive Performance Plan in Fiscal Year 2025
    For fiscal year 2025, three of the five named executive officers were among the executives chosen by the Compensation Committee to be participants in the Executive Performance Plan. The potential bonuses for the participants were based on the adjusted ROE generated by the Company during the fiscal year. No bonus was to be earned under the EPP unless the adjusted ROE for fiscal year 2025 was at least 6.0%.
    The potential bonuses for Messrs. Smith, Dunaway, and Davison are based upon performance targets as established by the Compensation Committee as set forth in the table below. The target ROE was 15%, and the target bonuses for fiscal year 2025 were $3,000,000 for Mr. Smith, $1,713,000 for Mr. Dunaway, and $1,000,000 for Mr. Davison. With respect to the target bonuses for fiscal year 2025, Messrs. O'Connor and Kallinikos were not participants in the Executive Performance Plan in Fiscal Year 2025.

Executive Performance Plan - Fiscal 2025
Performance Target
Adjusted ROE Target	Target Bonus
Less than 6.0%	None
6%	24.32%
For every additional 10 basis points, add	0.47%
8%	33.78%
For every additional 10 basis points, add	0.74%
10%	48.65%
For every additional 10 basis points, add	0.97%
12.5%	72.97%
For every additional 10 basis points, add	1.08%
15%	100.00%
For every additional 10 basis points, add	1.19%
17.5%	129.73%
For every additional 10 basis points, add	1.30%
20%	162.16%
For every additional 10 basis points, add*	2.11%
(*) subject to a maximum annual amount of $8,500,000 per EPP participant.
Bonuses Earned under Executive Performance Plan for Fiscal Year 2025
    Based upon the Company's results for fiscal year 2025 along with consideration of adjustments described in Appendix A, an adjusted ROE of 16.3% was used in calculating the amount of bonuses earned under the EPP, which equated to a 115.46% achievement of the performance target. As such, the awards for the five named executive officers’ bonus payout earned under the EPP for fiscal year 2025 were as follows:

Bonuses Earned under 2025 Executive Performance Plan
Name	Nominal Amount (1)	Cash Amount (2)	Restricted Shares (3)
			(#)	Value ($)
Philip Smith	$3,463,784	$1,385,514	24,682	$2,404,697
William Dunaway	$1,977,821	$1,444,474	7,300	$711,239
Sean O'Connor	$—	$—	—	$—
Gregory Kallinikos	$—	$—	—	$—
Stuart Davison	$1,154,595	$461,838	8,091	$788,304
(1)    This column sets forth the nominal amount of the bonus earned by each executive under the EPP in fiscal year 2025. For Mr. Dunaway, a portion of this amount was paid in the form of a cash bonus and the balance was paid in the form of restricted stock. For Messrs. Smith and Davison, a portion of these amounts were paid in the form of a cash bonus, a portion of these were paid in the form of restricted stock pursuant to the terms of the remuneration policy of the subsidiary StoneX Financial Ltd (“SFL”) (as described further below), and the balances were paid in the form of restricted stock valued at a discount of 25% to the market value of the Company's common stock on the date specified in the EPP. The remuneration policy of SFL complies with the rules imposed by the Financial Conduct Authority which apply to Messrs. Smith and Davison, are being considered two of SFL’s material risk takers, pertaining to variable remuneration, namely the requirements to pay a minimum percentage of annual variable remuneration in instruments that have a post-vesting retention period and subject to deferral for three years with pro-rata vesting. Restricted shares issued to Messrs. Smith and Davison under the remuneration policy of SFL are not valued at a discount to market value.
(2)    This column sets forth the cash amount earned by each executive under the EPP in fiscal year 2025. These amounts were paid in fiscal year 2026.
(3)    This column sets forth the number of shares of restricted stock awarded under the EPP to each executive, and additionally with respect to Messrs. Smith and Davison, the number of shares of restricted stock awarded under the remuneration policy of SFL, and the value of the shares calculated in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"). These shares vest ratably over a period of three years in accordance with the terms of the Restricted Stock Program. These shares were granted on December 15, 2025, and had a fair market value of $97.43 per share on the date of grant. The value of these restricted shares is not included in the 2025 Summary Compensation Table, as the grant date of these restricted shares occurred in fiscal year 2026.
Long-Term Performance Incentive Plan
    The Board of Directors and the Compensation Committee approved a long-term performance incentive plan (“LTIP”) for the named executive officers and other key employees or officers who are, or in the view of the Compensation Committee may become, executive officers. The LTIP was presented to and approved by the stockholders at the 2016 Annual Meeting. The LTIP has subsequently been subsumed into the 2022 Omnibus Incentive Compensation Plan.
    The purpose of the LTIP, which is a cash-based plan, is to promote the interests of the Company by enabling the Company to provide participating executives with appropriate incentives to encourage them to continue in the employment of the Company and to promote the Company’s long-term growth, stability and profitability. It is intended that the LTIP will assist the Company in balancing risk and financial results in a manner that does not encourage participating executives to expose the Company to imprudent short-term risks. Furthermore, since the LTIP has longer-term performance periods with payouts linked to future performance in certain key business criteria, the Compensation Committee views the LTIP separately from the EPP and other annual compensation paid to the participating executives.
    The Compensation Committee administers the LTIP and is charged with the discretion and responsibility for designating eligible participants and establishing specific "performance measures" for each participant in the LTIP. The performance measures may be based on one or more of the following Company business criteria, or on any combination thereof, on a consolidated basis:
•adjusted ROE,
•EBITDA growth,
•total stockholder return,
•market price of the Company’s common stock or the market price, face amount or discounted value of debt or other equity securities,
•book value per share,
•tangible book value per share,
•earnings per share,
•net income,
•pre-tax operating income,
•net revenues,
•pre-tax earnings, and
•debt-to-equity ratio.
    The performance periods under the LTIP are expected typically to be five fiscal years, but may be a longer or shorter period of time, as determined by the Compensation Committee.
    The amounts to be paid under the LTIP may vary based on, be indexed to, or be conditioned all or in part on, the satisfaction of one or more of the performance measures, which performance measures may relate to such measures or combination of measures of individual performance and/or the Company’s performance (including, any divisional, business unit or other performance) as the Compensation Committee deems appropriate at the time the performance measures are established. The performance measures may be absolute or relative, and may include risk-based adjustments or adjustments for items that are unusual in nature or infrequent in occurrence. The adjustments as determined by the Compensation Committee are to be determined in accordance with generally accepted accounting principles, unless another objective method of measurement is designated by the Compensation Committee.

    Concurrently with the selection of performance measures, the Compensation Committee must establish an objective formula or standard for calculating the amount payable to each participating executive officer, including the calculation of a maximum amount. In any fiscal year, the maximum amount payable under the LTIP, together with the maximum bonus payable in such fiscal year, may not exceed the amount stated as the “Maximum Individual Bonus” under the EPP.
    The Compensation Committee has made awards to participating executive officers, beginning on October 1, 2015, with an award period of five fiscal years and a payout amount at the end of the award period that is dependent on an annual interest factor and the Company's average adjusted ROE over the award period.
    The LTIP awards are calculated in three steps, as follows:
•Step 1: The Compensation Committee determines the LTIP award’s initial notional value based upon the participating executive’s roles and responsibilities in the Company’s performance and the executive’s ability to impact future performance.
•Step 2: On an annual basis, the LTIP award’s notional value is increased by an earnings factor (“Interest”) equal to the higher of (a) the Company’s effective borrowing rate for a given year, or (b) the Company’s adjusted ROE (as calculated in the same manner as for the EPP) provided that if the amount determined under (a) or (b) is determined to be a percentage that is below 3%, then the Interest shall be 3%, and provided further that if the amount determined under (a) or (b) is determined to be a percentage that is above 15%, then the Interest shall be 15%.
•Step 3: The LTIP award will be either increased or decreased by a Performance Adjustment factor. The amount of increase or decrease, if any, in the award due to the Performance Adjustment factor will be equal to the total amount of the award at expiration of a predetermined award period, including all accrued Interest, multiplied by a percentage tied, for the currently proposed award, to the average ROE over the award period, as set forth in the following table:

Average Adjusted ROE† per year over Award Period	% Payout of Award plus Interest
0%*	0%
1%*	25%
2%*	45%
3%*	60%
4%*	70%
5% to 10%	75 to 100%, ratably
10% to 15%	100% to 125%, ratably
† For the purposes of calculating average adjusted ROE, a negative ROE in any year is considered to be zero. The average ROE is calculated based upon the arithmetic average using each of the annual adjusted ROE's for the five-year award period.
* Percentage payout of Award plus Interest to be ratable per percentage ROE.
    The Compensation Committee has the discretion each year, for every new award, to change the award amount, the award period and the performance measure or measures on which the performance adjustment is based. For fiscal year 2025, the Compensation Committee determined not to make any changes to the LTIP other than the amount as awarded to the participating executives. In connection with his new role as Executive Vice-Chairman of the Board, Mr. O’Connor did not receive an LTIP award for fiscal 2025. His previously granted LTIP awards will continue to vest according to their remaining vesting schedule.
    The LTIP may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Compensation Committee.
    The fiscal year 2025 compensation award based upon the LTIP is included within the 2025 Summary Compensation Table and is based on the achievement of an adjusted ROE of 16.3%.
Discretionary Bonuses
    The Company may award discretionary bonuses to its executives, including the named executive officers, based on a subjective evaluation of the executive's performance and the overall performance of the Company. Such awards are independent of the EPP.
    In fiscal year 2025, the Compensation Committee did not award discretionary bonuses to any of the named executive officers.

Equity Awards
A key component of an executive officer’s compensation is equity incentive awards, which are critical to focusing our executives on the Company’s long-term growth and creating stockholder value. The Compensation Committee grants equity awards under the Omnibus Plan.
The purpose of the Omnibus Plan is to allow for the awarding of incentive compensation that aligns the interests of officers, directors, employees and consultants of the Company and its subsidiaries with those of the stockholders. The Company believes the awarding of incentive compensation under the Omnibus Plan encourages the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and aligns the economic interests of the participants with those of the stockholders. The Omnibus Plan is administered by the Compensation Committee.
The Compensation Committee reviews the Omnibus Plan and annual equity grant practice regularly to ensure that the Company balances the goal of compensating and motivating our employees against our stockholders' interest in limiting dilution from equity grants.
The Omnibus Plan incorporates certain terms that the Company believes align with corporate governance best practices and are intended to further align the Company's incentive compensation program with the interests of the stockholders. These terms include minimum vesting requirements for equity awards, restricting dividends and dividend equivalents on equity awards, no repricing of options, no "liberal" share recycling, no "liberal" change in control definition, no evergreen provision, a clawback of awards under specified circumstances, and no tax gross-ups.
Historically, the Compensation Committee has granted stock options and restricted stock awards to its named executive officers under the Omnibus Plan.
During fiscal year 2025, in connection with the transition from his role as CEO to the role of Executive Vice-Chairman of the Board of Directors, Mr. O’Connor received a new compensation package, which included grants of time-based restricted stock and performance-based restricted stock.
On March 31, 2025, time-based restricted stock was granted to Mr. O’Connor which vest ratably over four years with one-fourth vesting on the first, second, third, and fourth anniversaries of the grant date.
On March 31, 2025, performance-based restricted stock was granted to Mr. O’Connor, which is earned on the basis of achievement of pre-established performance goals approved by the Compensation Committee, over a four year period commencing on March 31, 2025 and ending on March 31, 2029 (the “Performance Period”). The number of shares of stock that Mr. O’Connor actually earns will be determined based on the Company’s average ROE over the Performance Period, subject to: (i) a minimum of zero shares, if the average ROE over the Performance Period is less than six percent; (ii) 90,000 shares, if the average ROE over the Performance Period is six percent; and (iii) a maximum of 337,500 shares, if the average ROE over the Performance Period equals or exceeds 18%. If the average ROE over the performance period is other than amounts stated above, the number of shares shall be calculated on a pro rata basis between 90,000 shares and 337,500 shares. For purposes of calculating average ROE, a negative ROE in any year shall be considered to be zero. The number of shares earned is subject to cliff vesting on the fourth anniversary of the grant date.
Additional information for the grants to Mr. O’Connor are described in the Outstanding Equity Awards at Fiscal Year-End - Fiscal Year 2025 discussion.
During fiscal year 2025, Messrs. Davison and Kallinikos were appointed to the Company’s Executive Committee and as detailed below, the Compensation Committee granted stock options to Messrs. Davison and Kallinikos, to align them with other Executive Committee members who received stock option grants during fiscal year 2024.
On March 5, 2025, stock options were granted to Mr. Davison which vest ratably over five years with one-fifth vesting on the first, second, third, fourth, and fifth anniversaries of December 5, 2025, as described in the Outstanding Equity Awards at Fiscal Year-End - Fiscal Year 2025 discussion, and have a term of approximately six and one-half years. The vesting dates were set by the Company’s Board of Directors to coincide with the same dates as options granted to the other executive officers.
On June 4, 2025, stock options were granted to Mr. Kallinikos which vest ratably over five years with one-fifth vesting on the first, second, third, fourth, and fifth anniversaries of December 5, 2025, as described in the Outstanding Equity Awards at Fiscal Year-End - Fiscal Year 2025 discussion, and have a term of approximately six and one-quarter years. The vesting dates were set by the Company’s Board of Directors to coincide with the same dates as options granted to the other executive officers.

Other Benefits
    The Company provides medical, life insurance, disability, retirement and other similar benefits to executives and other employees. The Company intends these benefits to be generally competitive to help in the Company's efforts to recruit and retain talented executives. Except as otherwise described below related to Mr. Dunaway’s pension plan participation, the Company's executives participate in these benefit programs on the same basis as all of the Company's other employees.
Grant Practices Specific to Stock Options
The Compensation Committee approves and grants long-term equity awards approximately every five years and at approximately the same time of year for the years in which awards are granted.
All awards are granted under a shareholder-approved plan and stock options are granted at an exercise price at or above the closing market price of the Company’s common stock on the date of grant. Equity awards, including stock options, are not granted in anticipation of the release of material non-public information, and the release of material non-public information is not timed on the basis of option or other equity grant dates.
Stock Ownership Guidelines
The Company’s stock ownership guidelines, as described above, require that the CEO and all non-employee Directors own a significant equity stake in the Company during their employment or Director service. The Compensation Committee believes that stock ownership by the CEO and Directors strengthens their commitment to the future of the Company and further aligns their interests with those of our stockholders.
Tax and Accounting Considerations
Section 280G of the Internal Revenue Code
Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.
In approving the compensation arrangements for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent. Note that none of our NEOs (or other executives or employees) are entitled to any tax gross-up or similar payments with respect to any excise taxes that may be imposed in accordance with the foregoing.
Accounting Standards
ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of time-based restricted stock units and performance-based restricted stock units under our equity incentive award plans are accounted for under ASC Topic 718. Our Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs.

Fiscal Year 2025 Summary Compensation Table
    The following table sets forth information concerning the compensation of the Company's (a) Principal Executive Officer, (b) Principal Financial Officer, and (c) the other three most highly compensated executive officers as specified by SEC rules for fiscal years 2025, 2024 and 2023.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value ($)(6)	All Other Compensation ($)(7)	Total ($)
Philip Smith, Chief Executive Officer	2025	512,749	—	1,961,475	—	2,516,768	—	13,055	5,004,047
	2024	426,820	—	1,810,622	5,994,000	2,193,976	—	7,320	10,432,738
	2023	396,034	—	1,734,951	—	2,044,551	—	27,152	4,202,688

William Dunaway, Chief Financial Officer	2025	375,000	—	698,361	—	2,459,907	—	14,867	3,548,135
	2024	375,000	—	742,024	3,996,000	2,417,445	—	14,063	7,544,532
	2023	375,000	—	895,135	—	2,431,952	—	14,063	3,716,150

Sean O'Connor, Executive Vice-Chair	2025	2,000,000	—	41,298,178	—	1,335,943	—	35,601	44,669,722
	2024	600,000	—	1,414,682	12,309,000	4,129,173	—	74,860	18,527,715
	2023	600,000	—	1,692,960	—	4,180,754	—	44,292	6,518,006

Gregory Kallinikos, Chief Executive Officer of Asia Pacific (8)	2025	334,451	—	—	5,324,400	2,800,000	—	270,881	8,729,732

Stuart Davison, Chief Operating Officer (8)	2025	326,621	—	234,065	6,362,550	618,244	—	9,245	7,550,725

(1)    With respect to Messrs. Smith and Davison, within this column, the amounts reflect the U.S. dollar equivalent of their salaries, which are paid in the pound sterling. The fiscal year amounts are the sum of the monthly amounts converted according to the closing foreign exchange rate of U.S. dollar/£ for each month. The average conversion rate for fiscal years 2025, 2024 and 2023 was $1.3065/£1, $1.2726/£1, and $1.2320/£1, respectively. With respect to Mr. Kallinikos, within this column, the amount reflects the U.S. dollar equivalent of his salary, which is paid in the Singapore dollar. The fiscal year amount is the sum of the monthly amounts converted according to the closing foreign exchange rate of U.S. dollar/S$ for each month. The average conversion rate for fiscal year 2025 was $0.7584/S$1.
(2)    This column reflects discretionary cash bonuses awarded to the executive officers for services rendered in each fiscal year and paid in the following fiscal year. No discretionary cash bonuses were awarded during fiscal years 2023 through 2025.
    (3)    The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718 of stock awards granted in fiscal years 2025, 2024 and 2023 to each of the NEOs. All of the stock awards were granted pursuant to the EPP, except for certain stock awards granted to Mr. O’Conner on March 31, 2025, and additionally with respect to Messrs. Smith and Davison, the number of shares of restricted stock awarded under the remuneration policy of SFL - see Grants of Plan Based Awards - Fiscal Year 2025 for additional information. Assumptions used in the calculation of these amounts are included in Note 16 in the Company's consolidated financial statements as set forth in the Company's Annual Report on Form 10-K for the 2025 fiscal year. These amounts reflect the Company's aggregate accounting expense for these awards over the term of the award and do not represent the actual economic value that may be realized by each NEO. There can be no assurance that the amounts will ever be realized.
    (4)    The amount in this column reflects the aggregate grant date fair value for financial statement reporting purposes of stock options granted in fiscal year 2025 to each of the NEOs as determined in accordance with FASB ASC Topic 718. For information on the valuation assumptions with respect to the option grants, see Note 16 in the Company's consolidated financial statements as set forth in the Company's Annual Report on Form 10-K for the 2025 fiscal year. These amounts reflect the Company's aggregate accounting expense for these awards over the term of the awards and do not represent the actual economic value that may be realized by each NEO. There can be no assurance that the amount will ever be realized.
    (5)    The amounts in this column reflect (i) in fiscal year 2025, with respect to Messrs. Smith, Dunaway, and Davison cash bonuses earned under the EPP of $1,385,514, $1,444,474, and $461,838, respectively, which were paid in the following fiscal year; in fiscal year 2024, with respect to Messrs. Smith, Dunaway, and O'Connor, cash bonuses earned under the EPP of $1,132,254, $1,422,080, and $2,536,589, respectively, which were paid in the following fiscal year; and in fiscal year 2023, with respect to Messrs. Smith, Dunaway, and O'Connor, cash bonuses earned under the EPP of $1,046,093, $1,498,607, and $2,675,842, respectively, which were paid in the following fiscal year, (ii) in fiscal year 2025, with respect to Messrs. Smith, Dunaway, O'Connor, and Davison, amounts earned under the LTIP of $1,131,254, $1,015,433, $1,335,943, and $156,406, respectively; in fiscal year 2024, with respect to Messrs. Smith, Dunaway, and O'Connor, amounts earned under the LTIP of $1,061,722, $995,365, and $1,592,584, respectively; and in fiscal year 2023, with respect to Messrs. Smith, Dunaway, and O'Connor, amounts earned under the LTIP of $998,458, $933,345, and $1,504,912, respectively, which in each case will be paid subsequent to the end of the award period as described in the section entitled “Long-Term Performance Incentive Plan” above, (iii) in fiscal 2025, with respect to Mr. Kallinikos, cash bonus earned under a management plan for the Asia Pacific region of $2,800,000, which was paid in the following fiscal year.
    (6)    The amounts in this column reflect any actuarial increase in the present value of Mr. Dunaway's benefits under the qualified noncontributory defined benefit pension plan that was assumed in connection with the acquisition of FCStone. Any increase was determined using interest rate and mortality rate assumptions consistent with those used in the Company's consolidated financial statements. Aggregate changes in pension value that were less than zero and excluded from this table were $1,941 in fiscal year 2025, $695 in fiscal year 2024, and $3,292 in fiscal year 2023.
(7)    The amounts in this column represent (i) in fiscal year 2025, with respect to Messrs. Smith, Dunaway, O'Connor, and Davison, contributions by the Company under defined contribution pension plans of $13,055, $14,867, $17,522, and $9,245, respectively; in fiscal year 2024, with respect to Messrs. Smith, Dunaway, and O'Connor, contributions by the Company under defined contribution pension plans of $7,320, $14,063, and $17,250, respectively; and in fiscal year 2023, with respect to Messrs. Smith, Dunaway, and O'Connor, contributions by the Company under defined contribution pension plans of $27,152, $14,063, and $14,704, respectively; (ii) in fiscal year 2025, 2024, and 2023, with respect to Mr. O'Connor, the incremental cost of the personal use of the Company's airplane of $18,079, $57,610, and $29,588, respectively, and (iii) in fiscal year 2025, with respect to Mr. Kallinikos, actual expense paid by the Company of $159,264 related to occupancy rental, $70,874 related to dependent education, and $17,989 related to commercial airline flights, and annual vehicle allowance of $22,753.
(8)    Because Messrs. Kallinikos and Davison were NEOs only in fiscal year 2025, no disclosure is included for fiscal year 2024 or fiscal year 2023.

Grants of Plan Based Awards - Fiscal Year 2025
    The following table sets forth information on plan based awards granted in fiscal year 2025 to each of the Company's NEOs. There can be no assurance that the amounts disclosed below will ever be realized. The amount of the equity awards that were granted, and the amount of the non-equity awards that were earned in fiscal year 2025, are shown in the 2025 Summary Compensation Table on page 25.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All other Stock Awards:	All Other Option Awards:
									Number of Shares of Stock or Units(#)(4)	Number of Securities Under- lying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type of Award	Grant Date	Approval Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Target Units (#)	Maximum Units (#)
Philip Smith	EPP	12/13/2024	11/5/2024	729,600	3,000,000	8,500,000			29,163			1,961,475
	LTIP
William Dunaway	EPP	12/13/2024	11/5/2024	416,602	1,713,000	8,500,000			10,383			698,361
	LTIP
Sean O'Connor	EPP	12/13/2024	11/5/2024	—	—	8,500,000			19,851			1,335,178
	(6)	3/31/2025	3/31/2025						300,000			22,836,000
	(7)	3/31/2025	3/31/2025				225,000	337,500	225,000			17,127,000
	LTIP
Gregory Kallinikos	EPP	12/13/2024	11/6/2023	—	—	8,500,000
		6/4/2025	6/4/2025							180,000	83.80	5,324,400
	LTIP
Stuart Davison	EPP	12/13/2024	11/6/2023	243,200	1,000,000	8,500,000			3,480			234,065
		3/5/2025	3/5/2025							202,500	78.68	6,362,550
	LTIP

    (1)    The information in this column sets the threshold amount, or the minimum payment that would have been paid to each NEO under the EPP for fiscal year 2025, assuming the adjusted ROE used in calculating the amount of the bonuses was no less than 6%. If the adjusted ROE was less than 6%, no amount would have been paid to each NEO.
(2)    The information in this column sets the target amount that would have been paid to each NEO under the EPP and LTIP for fiscal year 2025, assuming the adjusted ROE used in calculating the amount of the bonuses was 15%, the Company's stated target annual ROE.
(3)    The information in this column sets forth the maximum amount that could have been paid to each NEO under the EPP and LTIP for fiscal year 2025. The potential payment under the plan for each NEO ranged from none to the maximum amount specified in the table, depending upon the achievement of the performance criteria for fiscal year 2025. These criteria are described in the sections entitled “Application of Executive Performance Plan in 2025” and “Long-Term Performance Incentive Plan” above. In any fiscal year, the maximum aggregate amount payable under the EPP and LTIP may not exceed the amount stated as the “Maximum Individual Bonus” under the EPP.
    (4)    The information in this column, with the exception of the March 31, 2025 time-based restricted share and performance-based restricted share grants to Mr. O’Connor addressed in footnotes 6 and 7 below, consist of restricted shares issued in fiscal year 2025 under the EPP with respect to services rendered in fiscal year 2024 as further described above.
    (5)    The information in this column consists of options issued in fiscal year 2025, and the grants are subject to the terms and conditions set forth in applicable grant agreements and the 2022 Omnibus Incentive Compensation Plan.
(6)    This represents a grant of 300,000 time-based restricted shares with ratable vesting over a four-year period under a new compensation package detailed in the letter agreement dated March 31, 2025 (the “Letter Agreement”), and the grants are subject to the terms and conditions set forth in the applicable grant agreement and the 2022 Omnibus Incentive Compensation Plan.
(7)    This represents a grant of performance-based restricted stock under the Letter Agreement, and the grants are subject to the terms and conditions set forth in the applicable grant agreement and the 2022 Omnibus Incentive Compensation Plan. The award includes a performance condition impacting the total number of shares eligible to vest - see Equity Awards for additional information. The award would result in 337,500 shares vesting, with an aggregate grant date fair value for the award of $25,690,500, assuming the highest level of achievement under the award.

Outstanding Equity Awards at Fiscal Year-End - Fiscal Year 2025
    The following table sets forth all outstanding equity awards held by the NEOs as of September 30, 2025.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(13)
Philip Smith	90,000	(1)	45,000	(1)	20.00	12/5/2026	36,951	(6)	3,729,095
	—		337,500	(2)	42.84	12/5/2031	23,085	(7)	2,329,738
							9,721	(8)	981,043
William Dunaway	180,000	(1)	45,000	(1)	20.00	12/5/2026	16,153	(6)	1,630,161
	—		225,000	(2)	42.84	12/5/2031	8,937	(7)	901,922
							3,461	(8)	349,284
Sean O'Connor	360,000	(1)	90,000	(1)	20	12/5/2026	30,707	(6)	3,098,950
	—		450,000	(2)	42.84	12/5/2031	75,000	(9)	7,569,000
	—		225,000	(3)	47.57	12/5/2031	17,058	(7)	1,721,493
							75,000	(10)	7,569,000
							6,617	(8)	667,788
							75,000	(11)	7,569,000
							75,000	(12)	7,569,000
							225,000	(12)	22,707,000
Gregory Kallinikos	—		180,000	(4)	83.80	12/5/2031	—		—
Stuart Davison	—		202,500	(5)	78.68	12/5/2031	2,997	(6)	2,997
							2,129	(7)	2,129
							1,160	(8)	1,160
    (1)    The stock options were granted on December 5, 2018 and vest ratably over five years, with one-fifth vesting on the third, fourth, fifth, sixth and seventh anniversaries of the grant date, and have a term of eight years.
(2)    The stock options were granted on December 5, 2023 and vest ratably over five years, with one-fifth vesting on the third, fourth, fifth, sixth and seventh anniversaries of December 5, 2023, and have a term of approximately eight years.
(3)    The stock options were granted on December 21, 2023 and vest ratably over five years, with one-fifth vesting on the third, fourth, fifth, sixth and seventh anniversaries of December 5, 2023, and have a term of approximately eight years.
(4)    The stock options were granted on June 4, 2025 and vest over ratably over five years, with one-fifth vesting on the first, second, third, fourth, and fifth anniversaries of December 5, 2025, and have a term of approximately six and one-quarter years.
(5)    The stock options were granted on March 5, 2025 and vest ratably over five years, with one-fifth vesting on the first, second, third, fourth, and fifth anniversaries of December 5, 2025, and have a term of approximately six and one-half years.
(6)    These shares vested on or about December 15, 2025.
    (7)    These shares vest on or about December 15, 2026.
    (8)    These shares vest on or about December 15, 2027.
(9)    These shares vest on or about March 31, 2026.
(10)    These shares vest on or about March 31, 2027.
(11)    These shares vest on or about March 31, 2028.
(12)    These shares vest on or about March 31, 2029.
    (13)    Based on the closing price of the Company's common stock on September 30, 2025, which was $100.92 per share.

Options Exercised and Stock Vested - Fiscal Year 2025
    The following table sets forth the number of shares of common stock acquired during fiscal year 2025 by each NEO upon the exercise of options or through the vesting of restricted stock. Value realized for stock awards is determined based on the closing price of the Company’s common stock on the applicable vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip Smith	90,000	$5,230,149	32,308	$2,136,851
William Dunaway	—	—	16,762	$1,108,637
Sean O’Connor	—	—	33,199	$2,195,782
Stuart Davison	—	—	1,838	$121,565
Gregory Kallinikos	—	—	—	—
Pension Plans
    On September 30, 2009, the Company assumed the FCStone qualified noncontributory defined benefit pension plan in connection with the acquisition of FCStone. The plan was frozen to new employees prior to the acquisition. Additionally, prior to the acquisition, the plan was amended to freeze all future benefit accruals, and accordingly no additional benefits accrue for active participants under the plan. The Company's funding policy as it relates to this plan is to fund amounts that are intended to provide for benefits attributed to service to date. Mr. Dunaway is the only NEO who is a participant in the plan.
    The table below shows the actuarial present value of accumulated benefits payable to Mr. Dunaway, determined using interest rate and mortality rate assumptions consistent with those used in the Company's consolidated financial statements, the number of years of service credited to Mr. Dunaway under the plan, and the payments made during the 2025 fiscal year to Mr. Dunaway.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William Dunaway	Qualified noncontributory defined benefit plan	8	$97,211	$—
Employment Agreements
    During the twelve months ended September 30, 2025, the Company entered into employment agreements (the “Employment Agreements”) with each of Messrs. Smith, O’Connor, Dunaway and Davison (the "Executives").
The Employment Agreements provide for an annual base salary. In addition, the agreements stipulate that the Executives, with the exception of Mr. O’Connor, will be eligible to participate in the Company’s annual bonus program for members of the Company’s Group Executive Committee (the “Annual Bonus”), which is currently the EPP. Pursuant to the terms of the EPP, the Annual Bonus will be paid approximately 70% in cash and 30% in restricted stock which will vest in accordance with the terms of the award agreement (with the number of shares determined using a 25% discount to fair market value). The Executives, with the exception of Mr. O’Connor, are also eligible to participate in the Company’s LTIP.
In the event any Executive is terminated without “Cause” or resigns for “Good Reason” (as each such term is defined in the Employment Agreements), then, subject to the Executive’s execution and nonrevocation of a general release of claims, as well as the Executive’s compliance with the restrictive covenants set forth in the Employment Agreement, the Executive is entitled to receive the following: (i) 18 months’ base salary payable in equal installments over the 18-month period (provided that, if such termination occurs within 12 months following a “Change of Control” (as such term is defined in the Employment Agreements), the Executive would be entitled to 24 months’ base salary, which amount would be payable in a lump sum); (ii) one-and-a-half times the Executive’s target Annual Bonus for the fiscal year in which the termination of employment occurs, which amount will be payable in equal installments over the 12-month period following the last day of their employment (provided that, if such termination occurs within 12 months following a Change of Control, the Executive would be entitled to two times their target Annual Bonus, which amount would be payable in a lump sum); (iii) a pro rata bonus based on an estimate of actual Company performance; (iv) the accrued but unpaid Annual Bonus, if any, for the year prior to termination; and (v) continued health benefits for the 18-month period following termination of employment (provided that, if such termination occurs within 12 months following a Change of Control, the Executive would be entitled to 24 months of such continued benefits).

The terms of the Executives’ Employment Agreements also provide for a covenant not to compete with the Company for a period of one year following a termination of their employment (provided that, if the Executive is terminated without Cause or resigns for Good Reason within 12 months of a Change of Control, the noncompete period will be reduced to 6 months), covenants not to solicit our employees, consultants or clients for a period of one year following a termination of their employment, and a covenant not to disclose any confidential information following a termination of the Executive’s employment.
Each Executive bears the expense of, and is solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under their Agreement, including, without limitation, any excise tax imposed by Code Section 4999. Notwithstanding anything to the contrary in their Agreements, in the event that any payment or benefit received or to be received by Messrs. O’Connor and Dunaway pursuant to the terms of their Agreement or in connection with the Executive’s termination of employment or contingent upon a Change of Control pursuant to any plan or arrangement or other agreement with the Company or any affiliate (collectively, the “Payments”) would be subject to the excise tax imposed by Code Section 4999, as determined by the Company, then the Payments shall be reduced to the extent necessary to prevent any portion of the Payments from becoming nondeductible by the Company under Code Section 280G or subject to the excise tax imposed under Code Section 4999, but only if, by reason of that reduction, the net after-tax benefit received by the Executive exceeds the net after-tax benefit the Executive would receive if no reduction was made.
For further information regarding the payments and benefits that may be required to be made to the Executives upon qualifying terminations of employment, see “Potential Payments Upon Termination of Employment or a Change in Control” below.
On June 22, 2018, the Company entered into an employment agreement with Mr. Kallinikos, which provides for an annual base salary and bonus, as well as an annual allowance for occupancy and vehicle rental, dependent education and commercial airline flights.
Potential Payments Upon Termination of Employment or a Change of Control
In the event of a qualifying termination of employment and/or the occurrence of a change in control of the Company, each of our NEOs are entitled to certain payments and benefits under their Employment Agreements and/or their outstanding incentive awards. A detailed summary of these payments and benefits are described above as well as in the footnotes to the table below.

The following table sets forth the amounts of the payments and benefits that each NEO would have been entitled to receive upon a qualifying termination of employment by the Company and/or the occurrence of a change in control, in each case assuming the relevant event occurred on September 30, 2025. There can be no assurance that a relevant event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Benefit	Termination Without Cause Other than Change in Control	Resignation for Good Reason Other than Change in Control	Termination Without Cause or Resignation for Good Reason After Change in Control	Death or Disability
Philip Smith	Cash Severance (1)	$8,732,907	$8,732,907	$10,489,281	$3,463,784
	Long Term Incentive Plan (2)	4,080,113	3,074,435	4,080,113	3,112,113
	Accelerated Vesting of Equity Awards (3)	7,039,876	7,039,876	26,641,876	7,039,876
	Health Benefits (4)	8,614	8,614	11,486	—
	Total	$19,861,510	$18,855,832	$41,222,756	$13,615,773

William Dunaway	Cash Severance (1)	$5,109,821	$5,109,821	$6,153,821	$1,977,821
	Long Term Incentive Plan (2)	3,697,489	2,754,665	3,697,489	2,872,489
	Accelerated Vesting of Equity Awards (3)	2,881,367	2,881,367	15,949,367	2,881,367
	Health Benefits (4)	43,940	43,940	58,587	—
	Total	$11,732,617	$10,789,793	$25,859,264	$7,731,677

Sean O’Connor	Cash severance (1)	$3,000,000	$3,000,000	$4,000,000	$—
	Long Term Incentive Plan (2)	5,099,232	3,590,715	5,099,232	4,307,232
	Accelerated Vesting of Equity Awards (3)	58,471,231	58,471,231	96,610,981	58,471,231
	Health Benefits (4)	23,766	23,766	31,689	—
	Total	$66,594,229	$65,085,712	$105,741,902	$62,778,463

Stuart Davison	Cash Severance (1)	$3,144,526	$3,144,526	$3,807,837	$1,154,595
	Long Term Incentive Plan (2)	442,406	442,406	442,406	156,406
	Accelerated Vesting of Equity Awards (3)	634,383	634,383	5,137,983	634,383
	Health Benefits (4)	7,819	7,819	10,425	—
	Total	$4,229,134	$4,229,134	$9,398,651	$1,945,384

Gregory Kallinikos	Cash Severance (1)	$—	$—	$—	$—
	Long Term Incentive Plan (2)	—	—	—	—
	Accelerated Vesting of Equity Awards (3)	—	—	3,081,600	—
	Health Benefits	—	—	—	—
	Total	$—	$—	$3,081,600	$—
(1)    Represents the cash severance amounts that Messrs. Smith, Dunaway, O’Connor, and Davison are entitled to under their Employment Agreements as summarized above.
(2)    Award agreements under the LTIP relating to awards granted by the Compensation Committee in fiscal year 2021 provide for the acceleration of amounts payable following a termination without “cause” other than following a change of control, as well as provide for the acceleration of amounts payable following a termination without “cause” or resignation for “good reason” following a change in control ("cause" and "good reason" as each such term is defined in the LTIP grant agreements). Specifically, if a termination without “cause” (other than for an extended absence) or resignation for “good reason” occurs within 18 months following a change in control, the recipient would be entitled to receive the product of (A) the sum of (1) the full Target Award and (2) the Interest accrued on the full Target Award through the end of the fiscal quarter in the Performance Period immediately preceding such termination and (B) the Performance Adjustment as measured through the end of the fiscal quarter immediately preceding such termination, rather than the pro rata share of the Target Award which would be due in the absence of a change in control. The payment of any amounts following a change in control would be subject to the recipient's compliance with the non-solicitation provisions of the award agreement. Award agreements under the LTIP relating to awards granted by the Compensation Committee in fiscal years 2022, 2023, 2024 and 2025 provide for the acceleration of amounts payable following a termination without “cause” or resignation for "good reason" ("cause" and "good reason" as each such term is defined in the LTIP grant agreements). Specifically, in the event of termination without “cause” or resignation for “good reason”, the recipient would be entitled to receive the sum of (1) the accrued value of the LTIP Award as of the latest fiscal quarter and (2) the remaining nominal amount of the original LTIP grant. In the event of the recipient’s death, “disability”, or “retirement” ("disability" and "retirement" as each such term is defined in the LTIP plan), the recipient or their estate, would be entitled to the accrued value of the LTIP Award as of the latest fiscal quarter.
(3)    Pursuant to the terms of outstanding restricted stock awards, in the event of a termination by the Company without “cause”, resignation for "good reason" or due to "death or disability” (as each such term is defined in the restricted stock award agreements), any unvested restricted stock will become fully vested as of the date of such termination. In the event of a voluntary termination of employment of Messrs. Smith, Dunaway, O’Connor, and Davison, which qualifies as a “retirement” (as such term is defined in the Plan), any restricted stock which has not vested on or before the termination of employment will become fully vested on the earliest of the following dates: (i) the first anniversary of such date of termination, provided in the sole judgment of the Compensation Committee the participant has not served a competitor of the Company during the intervening year in a similar capacity to that in which the participant served the Company; or (ii) the third anniversary of the date of grant; or (iii) the date of death of the participant. Pursuant to the terms of the option award agreements, in the event the grantee ceases to be employed by, or provide service to, the Company or any of its subsidiaries for any reason, other than in the event of a change in control, before any option awards have become vested, any options that have not yet become vested, shall automatically terminate and shall be forfeited as of the date employments ceases. In the event of a change in control, pursuant to the 2022 Omnibus Incentive Agreement, effective upon the date of a change of control all outstanding option awards will automatically accelerate and become exercisable.
(4)    Represents continued health benefits that Messrs. Smith, Dunaway, O’Connor, and Davison are entitled to under their Employment Agreements as summarized above.
CEO Pay Ratio
    The Company’s compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of every StoneX Group Inc. employee reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are set to be market-competitive in the country in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop, and contribute.
    Under rules adopted pursuant to the Dodd-Frank Act of 2010, StoneX Group Inc. is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to the Company’s CEO. The paragraphs that follow describe our methodology and the resulting CEO Pay ratio.
Measurement Date
    We selected September 30, 2025 as the date on which to determine our median employee, which is a date within the last three months of fiscal 2025. As of September 30, 2025, StoneX Group Inc. had approximately 5,400 global employees. We included over 4,900 of our employees as of September 30, 2025 to determine our employee population. We excluded approximately 500 of our employees as of September 30, 2025 who became employees during fiscal 2025 as a result of an acquisition.
Consistently Applied Compensation Measure ("CACM")
    Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual total direct compensation of our employees. Specifically, we identified the median employee by determining each employee’s base salary and bonus, if any, paid during fiscal 2025. The base salary for new employees hired after October 1, 2024 was annualized to September 30, 2025. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. Compensation for international employees was converted to U.S. dollar equivalents based on the applicable exchange rate. After the median employee was identified, we calculated the annual total compensation for the employee using the same methodology we use for our CEO in the Fiscal Year 2025 Summary Compensation Table in this Proxy Statement.
Methodology and Pay Ratio
    After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.
    Our median employee compensation as calculated using Summary Compensation Table requirements was $95,131. Our CEO’s compensation as reported in the Fiscal Year 2025 Summary Compensation Table was $5,004,047. Therefore, our CEO to median employee pay ratio is 53:1.

    This information is being provided in order to comply with the SEC's disclosure rules. In calculating the pay ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.
Pay Versus Performance
Required Tabular Disclosure of Compensation Actually Paid Versus Performance
In accordance with rules adopted by the SEC, the following tables and accompanying discussion and charts provide information on the relationship between the “compensation actually paid” (“CAP”) to our NEOs (calculated in accordance with Item 402(v) of Regulation S-K) and certain measures of the Company’s financial performance, including total shareholder return, net income and the Company selected measure of Adjusted ROE. It includes compensation for our Principal Executive Officer (“PEO”), Mr. Philip Smith, and the average compensation for all other NEOs, or the non-PEO NEOs.
The amounts reported in this table are not additional amounts received by our chief executive officer and non-PEO NEOs to the amounts reported in the Summary Compensation Table (“SCT”). The CAP set forth in the table below does not reflect amounts actually realized by our NEOs, and the Compensation Committee did not consider the pay versus performance disclosure below when making compensation decisions for any of the years presented. For further information concerning the company’s variable incentive philosophy and how the company aligns executive compensation with the company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Fiscal Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total or Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (millions) ($)(5)	Adjusted ROE (%)(6)
					Total Stockholder Return ($)(3)	Peer Group Total Stockholder Return ($)(4)
2025	$5,004,047	24,840,979	16,124,093	26,562,877	444	382	306	16.3%
2024	$18,527,715	26,535,750	8,980,302	12,978,015	240	247	261	17.1%
2023	$6,518,006	8,676,423	4,500,392	5,468,781	189	173	239	19.2%
2022	$5,954,623	8,242,627	4,288,480	5,044,391	162	147	207	21.7%
2021	$4,748,563	7,466,350	3,242,632	3,914,949	129	167	116	15.2%
(1) The following individuals are our PEO and other NEOs for each fiscal year.

Fiscal Year	PEO	Non-PEO NEOs
2025	Philip Smith	William Dunaway, Sean O’Connor, Stuart Davison, Gregory Kallinikos
2024	Sean O'Connor	William Dunaway, Philip Smith, Charles Lyon, Mark Maurer
2023	Sean O'Connor	William Dunaway, Glenn Stevens, Philip Smith, Charles Lyon
2022	Sean O'Connor	William Dunaway, Glenn Stevens, Diego Rotsztain, Charles Lyon
2021	Sean O'Connor	William Dunaway, Glenn Stevens, Diego Rotsztain, Philip Smith

(2) Compensation Actually Paid to our PEO and Non-PEO NEOs represent the "Total" compensation reported in the SCT for the applicable fiscal year, adjusted as shown below. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine grant date fair value of such awards. The dollar amounts do not reflect the actual amount of compensation earned by, or paid to, our NEOs during the fiscal years.

	Fiscal Year 2021		Fiscal Year 2022		Fiscal Year 2023		Fiscal Year 2024		Fiscal Year 2025
	PEO	Non-PEO NEOs (Avg)	PEO	Non-PEO NEOs (Avg)	PEO	Non-PEO NEOs (Avg)	PEO	Non-PEO NEOs (Avg)	PEO	Non-PEO NEOs (Avg)
SCT Total Compensation	$4,748,563	$3,242,632	$5,954,623	$4,288,480	$6,518,006	$4,500,392	$18,527,715	$8,980,302	$5,004,047	$16,124,093
Less: Amounts Reported under the “Change in Pension Value” Column in the SCT	—	(1,091)	—	—	—	—	—	—	—	—
Less: Amounts Reported under the "Stock Awards" Column in the SCT	(1,274,170)	(332,409)	(753,414)	(321,972)	(1,692,960)	(1,260,240)	(1,414,682)	(1,065,178)	(1,961,475)	(10,557,651)
Less: Amounts Reported under the "Option Awards" Column in the SCT	—	—	—	(361,900)	—	—	(12,309,000)	(4,995,000)	—	(2,921,738)
Plus: Fair value as of the end of the covered fiscal year of equity compensation granted during the covered fiscal year	1,548,533	403,980	1,007,163	928,616	1,763,659	1,308,982	19,444,212	8,848,722	2,943,130	12,791,467
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of covered fiscal year	2,373,251	593,423	2,593,196	651,270	1,533,083	682,253	2,303,239	1,211,477	17,831,870	10,489,449
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during covered fiscal year	70,173	8,414	(558,941)	(140,103)	554,635	237,394	(15,734)	(2,308)	1,023,407	637,257
Compensation Actually Paid	$7,466,350	$3,914,949	$8,242,627	$5,044,391	$8,676,423	$5,468,781	$26,535,750	$12,978,015	$24,840,979	$26,562,877
(3) Total stockholder return (“TSR”) value represents the Company’s cumulative TSR based on an initial $100 investment on September 30, 2020 through the end of each applicable year, assuming reinvestment of dividends.
(4) Our Peer Group TSR is the NYSE/Arca Securities Broker/Dealer Index and is the same group of companies used in our Common Stock Performance Comparison graph as included in our Annual Report. Peer Group TSR value represents the cumulative TSR based on an initial $100 investment on September 30, 2020.
(5) Net income is calculated in accordance with U.S. GAAP and reflects the amounts reported in the Company’s Annual Report on Form 10-K for the applicable year.
(6) Adjusted ROE is the company-selected financial performance measure that, in our assessment, represents the most important link to compensation actually paid to our NEOs to company performance. Adjusted ROE is not a measure of financial performance under GAAP. Adjusted ROE is defined as net income subject to certain specific adjustments, divided by the average shareholder equity. See Appendix A for a reconciliation of adjusted net income, used in the calculation of Adjusted ROE, to net income calculated in accordance with U.S. GAAP.
Relationship of Information Presented in the Pay Versus Performance Table and Financial Measures
In accordance with Item 402(v) requirements, we are providing the following charts to describe the relationships between the information presented in the Pay versus Performance Table and the financial measures.

Relationship Between Compensation Actually Paid for PEO and Non-PEO NEOs (Average) versus Cumulative TSR of Company and our Peer Group
The graph below illustrates the relationship between “Compensation Actually Paid" to our PEO and on average to our Non-PEO NEOs compared to the cumulative TSR of StoneX and the Peer Group over the four covered fiscal years.
Relationship Between Compensation Actually Paid for PEO and Non-PEO NEOs (Average) and Net Income
The graph below illustrates the relationship between “Compensation Actually Paid" to our PEO and on average to our Non-PEO NEOs compared to net income over the four covered fiscal years.

Relationship Between Compensation Actually Paid for PEO and Non-PEO NEOs (Average) and Adjusted ROE
The graph below illustrates the relationship between “Compensation Actually Paid" to our PEO and on average to our Non-PEO NEOs compared to the Adjusted ROE over the four covered fiscal years.
Tabular List of Most Important Performance Measures
The most important financial performance measures used by the Company to link Compensation Actually Paid to Company Performance for the most recently completed fiscal year for PEO and non-PEO NEOs, as described in the CD&A section of this Proxy Statement, are as follows:
•Adjusted ROE
•Net Income
•Book Value per Share
REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in the Proxy Statement.
THE COMPENSATION COMMITTEE
John M. Fowler, Chairman
Eric Parthemore
Annabelle Bexiga
    The Compensation Committee report in this Proxy Statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act (collectively the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
DIRECTOR COMPENSATION
    The Compensation Committee of the Board of Directors periodically reviews non-employee Director compensation to determine if any adjustments are necessary for the Company to attract and retain qualified Directors. The Board thereafter evaluates and oversees recommendations as presented by the Compensation Committee.

    For the 2025 fiscal year, the Company's non-employee Directors received the following amounts:
•Cash compensation of $110,000 per year for service as a Director(1);
▪An additional cash compensation amount of $60,000 per year for service as chairman of the Board;
▪An additional cash compensation amount of $25,000 per year for service as chairperson of each of the Committees; and
▪An award of $120,000 in the form of restricted stock.
(1) Each non-employee Director is given the option to participate in the Company's Restricted Stock Program, allowing each non-employee Director to exchange a portion of their quarterly cash compensation into awards of restricted stock granted quarterly and issued at a discount of 25% to the fair market value on the date of grant. Participants in the Restricted Stock Program were allowed to choose the percentage (10%, 20% or 30%) or a fixed dollar amount of the compensation payable to them to be exchanged for shares of restricted stock. Five of the non-employee Directors, Ms. Cooper and Messrs. Fowler, Kass, Radziwill and Thamodaran, elected to participate in the Company's Restricted Stock Plan in fiscal year 2025.
No Director who serves as an employee of the Company receives compensation for services rendered as a Director.
    The Company reimburses non-employee Directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors. In addition, all non-employee Directors are reimbursed for out-of-pocket expenses incurred in the performance of their services for the Company. The Company also extends coverage to Directors under the Company's directors' and officers' indemnity insurance policies.
    The following chart summarizes the compensation for the Company's non-employee Directors for the fiscal year ended September 30, 2025.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (3)	All Other Compensation	Total
Annabelle Bexiga	$135,000	$120,016	$—	$255,016
Diane Cooper	$108,000	$147,220	$—	$255,220
John M. Fowler	$94,500	$174,270	$—	$268,770
Steven Kass	$94,500	$174,270	$—	$268,770
Eric Parthemore	$135,000	$120,016	$—	$255,016
John Radziwill	$119,000	$188,201	$—	$307,201
Dhamu Thamodaran	$77,000	$164,208	$—	$241,208
(1)    For non-employee Directors who elected to participate in the Company's Restricted Stock Program, allowing the exchange of a portion of their cash compensation for awards of restricted stock, granted quarterly, the amount of the cash exchanged has been excluded from this column and is included in the "Stock Awards" column.
(2)    The amounts in this column represent (i) the fair value of the annual restricted stock award granted to each non-employee Director in fiscal year 2025, and (ii) the fair value of restricted stock awards granted to each non-employee Director who elected to participate in the Company's Restricted Stock Program, allowing the exchange of a portion of their cash compensation for awards of restricted stock, granted quarterly and issued at a discount of 25% to the fair market value on the date of grant. Fair value is calculated using the closing price of the Company's stock on the date of grant. For additional information, refer to Note 16 to the Company's consolidated financial statements set forth in the Company's Annual Report on Form 10-K for the 2025 fiscal year. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named Directors.
    (3)    As of September 30, 2025, the number of shares underlying restricted stock held by each of our non-employee Directors were as follows:

Name	Aggregate Number of Shares Underlying Outstanding Restricted Stock
Annabelle Bexiga	2,267
Diane Cooper	3,064
John M. Fowler	4,040
Steven Kass	4,019
Eric Parthemore	2,358
John Radziwill	4,533
Dhamu Thamodaran	3,750

Director Financial Interest in the Company
    Approximately 50% of the non-employee Director's fees, excluding additional fees for serving as a Chairperson of the Board or a committee of the Board, are in the form of restricted stock awards that are subject to a minimum vesting period of one year, with the restricted stock awards vesting on the first anniversary of the award, and subject to the provisions as specified with greater particularity in the Company's Restricted Stock Program as currently applicable.
Additionally, the Nominating and Governance Committee administers and monitors a policy that non-employee Directors shall at all times have a financial interest in Company stock by owning vested Company stock at least equal in value to three times the most recent year's Director's cash compensation (excluding chairman and committee chairman fees) within five years of being appointed to the Board, with such three times level to be maintained after the five year phase-in period.
PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
    Stockholders are being asked to ratify and approve the appointment of KPMG as our independent registered public accounting firm for fiscal year 2026. The appointment of KPMG was made by the Audit Committee of our Board of Directors. KPMG has served as the Company's independent registered public accounting firm since fiscal year 2010. The Company has an engagement agreement with KPMG which sets forth the terms by which KPMG will perform audit services for the Company. The ratification and approval by stockholders of the appointment of KPMG effectively would also be a ratification of that agreement.
    Audit services provided by KPMG for our fiscal year 2025 included the audit of the consolidated financial statements and internal control over financial reporting of the Company and its subsidiaries and services related to our periodic filings with the SEC. The services provided by KPMG are more fully described in this Proxy Statement under the captions “Audit Committee Report” and “Independent Registered Public Accounting Firm Fees.”
    Representatives of KPMG are expected to be present at the 2026 annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
    Stockholder ratification of the appointment of KPMG as the Company's independent registered public accounting firm is not required by the Company's bylaws or otherwise. However, the Board is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT
Audit Committee Report
    The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal control over financial reporting. The Company's independent registered public accounting firm is responsible for auditing the Company's consolidated financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States, as well as auditing the Company's internal control over financial reporting based on criteria established by the Committee of Sponsoring Organizations of the Treadway Commission.
    The Audit Committee operates under a written charter approved by the Board, a copy of which may be found on the Company's website, www.stonex.com. The Charter provides, among other things, that the Audit Committee has full authority to engage the independent registered public accounting firm, independent advisors, and consultants.

    In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and KPMG the audit of the Company's consolidated financial statements and internal control over financial reporting. The Audit Committee has reviewed and discussed with KPMG the matters required to be communicated pursuant to the Public Company Accounting Oversight Board (United States) ("PCAOB") Auditing Standard No. 1301, "Communications with Audit Committees." This review included a discussion with management and KPMG about the quality (not merely the acceptability) of the Company's accounting principles, the reasonableness of significant estimates and judgments, and the Company's consolidated financial statements, including the disclosures relating to critical accounting policies. In addition, the Audit Committee has received from KPMG the written disclosures and communications required by the applicable requirements of the PCAOB and the SEC for independent registered public accounting firm communications with audit committees concerning independence, has discussed with KPMG their independence from the Company and its management, and has considered whether KPMG's provision of services to the Company is compatible with maintaining KPMG's independence.
    The Audit Committee discussed with KPMG the overall scope and plans for their audits. The Audit Committee met with KPMG, with and without management present, to discuss the results of their audits, their evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company's consolidated financial statements and the effectiveness of the Company's systems of disclosure controls, including the clarity of the disclosures and procedures, and internal control over financial reporting. Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the Company's consolidated financial statements and assertions related to the effectiveness of internal control over financial reporting, along with KPMG’s audit opinions thereon, be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2025 for filing with the Securities and Exchange Commission and appointed KPMG to serve as the Company's independent registered public accounting firm for fiscal year 2026.
Respectfully submitted,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Steven Kass (Chairman)
Diane Cooper
Dhamu Thamodaran
    The Audit Committee report in this Proxy Statement shall not be deemed “soliciting material” of “filed” with the SEC, and shall not otherwise be deemed to be part of or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act (collectively the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
Independent Registered Public Accounting Firm Fees
    KPMG, the Company's independent registered public accounting firm for the fiscal years ended September 30, 2025 and 2024, performed the review of each of the Company's quarterly reports for fiscal years 2025 and 2024 and the audit of the Company's consolidated financial statements and internal control over financial reporting for the years ended September 30, 2025 and 2024.
    The following table sets forth information regarding fees for professional services rendered by KPMG with respect to fiscal years 2025 and 2024.

	Fiscal Year 2025	Fiscal Year 2024
Audit Fees (1)	$8,978,114	$7,031,180
Audit-Related Fees (2)	325,793	619,922
Tax Fees (3)	12,617	15,374
All Other Fees	—	—
Total	$9,316,524	$7,666,476
    (1)    Audit Fees consist of fees billed, or expected to be billed, for professional services rendered for the audit of the Company's consolidated annual financial statements and internal control over financial reporting, the review of the interim condensed consolidated financial statements included in quarterly reports, and services provided in connection with certain subsidiary statutory and regulatory filings. Additionally, audit fees consist of fees billed, or expected to be billed for certain attestation services rendered in connection with the July 2025 and March 2024 issuances of our senior secured notes.
    (2)    Audit-Related Fees consist of fees billed, or expected to be billed, related to merger and acquisition transactions and certain regulatory requirements of the Company’s subsidiaries.
(3)    Tax Fees consist of fees billed, or expected to be billed, for tax consulting services rendered in various jurisdictions in which we operate.
    The Audit Committee's policy is to pre-approve all audit, audit-related, and non-audit services provided by the Company's independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. During fiscal years 2025 and 2024, 100% of the audit, audit-related, and non-audit services were pre-approved by the Audit Committee.
As permitted under the Sarbanes-Oxley Act of 2002 and its pre-approval policies and procedures, the Audit Committee has delegated certain pre-approval authority to its Chair and a majority of the Audit Committee members, one of which must be the Chair. The Audit Committee member or members to whom such authority is delegated must then report any pre-approval decisions to the Audit Committee at the next scheduled Audit Committee meeting.

PROPOSAL 3 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
    Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), and as required by Section 14A of the Exchange Act, the stockholders of the Company are entitled to vote at the annual meeting on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement. The vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the policies and practices described in this proxy statement.
At a special meeting held in August 2023, the stockholders approved the recommendation of our Board to hold an advisory vote regarding the compensation of the named executive officers on an annual basis. Accordingly, the next advisory vote regarding the compensation of the named executive officers will be held at our 2027 annual meeting.
Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. Accordingly, we ask our stockholders to vote on the following resolution:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure is hereby APPROVED.”
    As described more fully in the Compensation Discussion and Analysis section contained in this Proxy Statement, the Company's executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance goals necessary to create stockholder value. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base salary, bonuses under established bonus plans with objective criteria, a long-term performance incentive plan, discretionary bonuses based on subjective criteria, grants of restricted stock and stock options, health insurance and similar benefits. The bonus payments under the established bonus plan are based upon one or more of the following business criteria: change in share price, adjusted return on equity, control of fixed costs, control of variable costs, and adjusted EBITDA growth. Further indicative of the alignment between executive compensation and stockholder value is the fact that bonuses may be paid in a combination of cash and restricted stock on a basis to be established by the Compensation Committee.
In addition to following a disciplined approach to growing the Company's business through acquisitions and organic growth initiatives during the year, the executive management team continued to focus its energies in fiscal year 2025 on upgrading and more tightly integrating the Company’s offerings, platforms, marketing strategy and client experience, in the belief that this is necessary to achieving its goal of becoming a truly best-in-class global financial franchise. To this end, the Company now offers clearing and execution (both high-touch and electronic), expert risk management and advisory services, and market intelligence across asset classes and markets around the world. Fiscal year 2025 accomplishments include, among other things, the following:
•Achieved record operating revenues of $4,126.9 million, an increase of approximately 20% over the prior year,
•Achieved record net operating revenues of $2,052.8 million, an increase of over 16% over the prior year,
•Achieved record net income of $305.9 million, an increase of 17% over the prior year,
•Stockholders’ equity grew to $2,377.4 million, an increase of 39% over the prior year,
•Achieved a return on equity (“ROE”) of 15.6%,
•Earnings per share (diluted) of $5.89, an increase of over 10% over the prior year,
•Completed the acquisition of RTS Investor Corp., a Delaware corporation, which was the parent company for the R.J. O’Brien global business (“RJO”), including R.J. O’Brien & Associates, LLC, the oldest futures brokerage in the U.S.,
•Completed the acquisition of The Benchmark Company, LLC, a full-service investment banking firm,
•Completed the acquisition of Right Corporation, a Colorado corporation that provides trading and logistics services for independent meat packing operations, distributors, and end-users,
•Completed the acquisition of all outstanding shares of Octo Finances SA (“Octo”), a fixed income broker based in Paris, France,
•Acquired a 20% interest in Bamboo Payment Holding LLC (“Bamboo”), a cross-border payments company that allows global merchants to accept and make payments in Latin America, as part of a strategic partnership to expand cross-border payment offerings and coverage for global merchants,

•Completed the acquisition of the recycling and refining business, along with certain assets, including licenses, silver inventory and refining/recycling equipment, from JBR Recovery Limited (“JBR”), a recycling and refining business incorporated in England and Wales, and
•Successfully issued $625.0 million in aggregate principal amount of the Company’s 6.875% Notes due 2032 in connection with the acquisition of RJO.
The advisory vote regarding the compensation of the named executive officers shall be approved if a majority of the shares represented in person or by proxy and entitled to vote at the meeting are cast in favor of the proposal. Abstentions will be counted as votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.
OTHER MATTERS
    The Board of Directors does not know of any other matters that will be presented for consideration at the 2026 annual meeting. If any other matters are properly brought before the 2026 annual meeting, the persons appointed as proxies will vote on such matters in accordance with their best judgment.
MANAGEMENT
    The following table lists certain information about the executive officers of the Company (ages and positions with the Company as of January 26, 2026):

Name	Age	Director Since	Executive Officer Since	Position with the Company
Philip Smith	53	—	2013	Chief Executive Officer and Director Nominee
Charles Lyon	50	—	2013	President and Director Nominee
Sean O’Connor	63	2002	2002	Executive Vice-Chairman
William Dunaway	54	—	2009	Chief Financial Officer
Aaron Schroeder	50	—	2012	Chief Accounting Officer
Diego Rotsztain	55	—	2020	Chief Governance and Legal Officer
Abbey Perkins	56	—	2020	Chief Information Officer
Mark Maurer	48	—	2015	Chief Risk Officer
Stuart Davison	40	—	2024	Chief Operating Officer
Gregory Kallinikos	46	—	2025	Chief Executive Officer - Asia Pacific
    The backgrounds of the Company’s executive officers who also serve as Directors or who are being nominated to serve as Directors are set forth in Proposal 1 - Election of Directors. The backgrounds of Ms. Perkins, and Messrs. Dunaway, Schroeder, Maurer, Rotsztain, Davison, and Kallinikos are set forth below.
William Dunaway was appointed Chief Financial Officer of the Company on October 5, 2009 following the merger with FCStone. From January 2008 until the merger, Mr. Dunaway was the Chief Financial Officer of FCStone. Mr. Dunaway has over thirty years of industry experience with the Company and its predecessor companies.
    Aaron Schroeder was appointed as Chief Accounting Officer in December 2014. Mr. Schroeder has been with the Company and FCStone for over twenty years. Prior to his appointment as Chief Accounting Officer, Mr. Schroeder was Director of Accounting, Group Controller and Assistant Treasurer of the Company and its predecessors. Before coming to work for FCStone, Mr. Schroeder worked as a Senior Associate at the accounting firm, KPMG.
Diego Rotsztain was appointed Chief Governance and Legal Officer of the Company on August 1, 2020, following the acquisition of GAIN, where he had served as Executive Vice President, General Counsel and Secretary since January 2011 and Head of Corporate Development since 2012. Prior to joining GAIN, Mr. Rotsztain worked in private practice at Mayer Brown LLP and Davis Polk & Wardwell where he specialized in securities and merger and acquisition transactions and representing public and private companies on their SEC reporting obligations, corporate governance matters and other day-to-

day activities. From September 1997 to September 1998, Mr. Rotsztain served as a Law Clerk for the Honorable Judge David G. Trager in the U.S. District Court in the Eastern District of New York.
    Abbey Perkins was appointed Chief Information Officer in 2017 shortly after joining the Company. Prior to joining the Company, Ms. Perkins held a variety of senior roles in the technology and financial units of Balyasny Asset Management, PEAK6 Investments and its subsidiary Apex Clearing Corp – where she was the CFO for both companies - and Citadel Investment Group, resulting in combined over twenty years of experience in the asset management space. Prior to that, Ms. Perkins worked in consulting with what is now PricewaterhouseCoopers, and public accounting at both EY and KPMG.
Mark Maurer was appointed as Chief Risk Officer of the Company in July 2021, and previously served as Chief Executive Officer of StoneX Markets LLC, the Company’s swap-dealer subsidiary, having been appointed to that position in October 2014. Mr. Maurer joined the Company in 2010 following the acquisition of The Hanley Group, where he was the Head of Risk. Mr. Maurer's background is founded in risk management with a strong understanding of option portfolios, and he has been in the derivatives, futures and options industry for over fifteen years.
    Stuart Davison was appointed as Chief Operating Officer of the Company in July 2024. Mr. Davison previously served as Deputy Chief Operating Officer and has been with the Company since 2012. Mr. Davison has held senior positions in the Company in Market Risk, Operational Risk, and Liquidity Risk, and has previously been the EMEA Head of Treasury and Operations, and the Chief Operating Officer, EMEA.
    Gregory Kallinikos serves as Chief Executive Officer for the Asia Pacific region where he has overseen operations for StoneX Group Inc. across Singapore, Hong Kong, India, China, Japan, and Australia since 2018. Mr. Kallinikos joined the Company in 2011, previously serving as Chief of Staff EMEA, where he led the firm’s M&A and corporate development activities outside the Americas. Prior to joining StoneX, Mr. Kallinikos held positions in corporate finance focusing on Equity Capital Markets for the energy and mining sectors.
Code of Ethics
    The Company has adopted a Code of Ethics which applies to the Company's officers, Directors and employees. A copy of the Company's Code of Ethics is available on the Company's website www.stonex.com.
    The Code of Ethics governs the behavior of all the Company's employees, officers and Directors, including the named executive officers. The Code of Ethics provides that no employee shall engage in any transaction involving the Company if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee's normal compensation), unless the transaction or potential benefit and the interest have been disclosed to and approved by the Company.
    If one of the Company's executive officers has the opportunity to invest or otherwise participate in such a transaction, the policy requires the executive to contact any one of the Corporate Secretary, the Chief Governance and Legal Officer, the Chairman of the Nominating and Governance Committee or the non-employee Directors. Any such transaction must be approved by the Nominating and Governance Committee.
    The Code of Ethics has been adopted by the Board of Directors and any exceptions to the policies set forth in the Code of Ethics must be requested in writing addressed to the Nominating and Governance Committee of the Board of Directors. If an executive officer requests an exception, the request must be delivered to the Chairman of the Nominating and Governance Committee and no exceptions shall be effective unless approved by the Nominating and Governance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
    The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of the most recent report date in the case of institutional investors and funds, or as of December 31, 2025, by:
•each person known by the Company to own more than 5% of the Company's common stock,
•each Director and nominee for Director of the Company,
•each of the Company's executive officers named in the “2025 Summary Compensation Table”, and
•all of the Company's executive officers and Directors of the Company as a group.

Name	Number of Shares Beneficially Owned (1) (2)	Percent of Class
Institutions and Funds
BlackRock, Inc. (3)	6,568,359	12.54%
The Vanguard Group, Inc. (4)	4,020,305	7.68%
Officers and Directors
Sean O'Connor (5) (6) (7)	3,283,005	6.27%
John Radziwill (8) (9)	1,056,754	2.02%
Philip Smith (10)	478,146	*
William Dunaway (11)	393,819	*
Charles Lyon (12)	180,330	*
John M. Fowler (13)	117,769	*
Dhamu Thamodaran (14)	33,736	*
Steven Kass (15)	35,535	*
Eric Parthemore (16)	29,815	*
Diane Cooper (17)	23,643	*
Annabelle Bexiga (18)	16,358	*
Stuart Davison (19)	14,399	*
Gregory Kallinikos	9,000	*

All Directors and executive officers as a group (17 persons) (20)	6,172,763	11.79%
*Less than 1.0%
(1)    Except as otherwise noted, all shares were owned directly with sole voting and investment power.
(2)    Includes shares of common stock that can be acquired under vested stock options within 60 days from December 31, 2025 and unvested restricted shares granted through December 31, 2025.
(3)    Derived from the Schedule 13G filed on October 17, 2025. The Schedule 13G reported that BlackRock, Inc. beneficially owned 6,568,359 shares of our common stock, with sole voting power over 6,492,762 shares, shared voting power over zero shares, sole dispositive power over 6,568,359 shares, and shared dispositive power over zero shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4) Derived from the Schedule 13G filed on October 31, 2025. The Schedule 13G reported that The Vanguard Group beneficially owned 4,020,305 shares of our common stock, with sole voting power over zero shares, shared voting power over 314,580 shares, sole dispositive power over 3,646,910 shares and shared dispositive power over 373,395 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(5)    The address of Sean O'Connor is 230 Park Avenue, 10th Floor, New York, New York 10169.
    (6)    Includes 1,695,976 shares held by Darseaker Limited Trust.  Family members of Mr. O'Connor may become beneficiaries of the Trust.
(7)    Includes 450,000 shares that Mr. O'Connor may acquire under vested stock options and 548,675 unvested restricted shares. 113,805 of these shares were held in a margin account as of December 31, 2025.
(8)    Includes 4,386 unvested restricted shares.

(9)    Includes 955,158 shares owned through Basic Management Company Inc. and held in a margin account as of December 31, 2025.
(10)    Includes 135,000 shares that Mr. Smith may acquire under vested stock options and 57,486 unvested restricted shares. 157,500 of these shares were held in a margin account as of December 31, 2025.
(11)    Includes 225,000 shares that Mr. Dunaway may acquire under vested stock options and 19,698 unvested restricted shares.
(12)    Includes 45,000 shares that Mr. Lyon may acquire under vested stock options and 36,174 unvested restricted shares. 82,663 of these shares were held in a margin account as of December 31, 2025.
(13)    Includes 3,953 unvested restricted shares and 3,000 shares owned by Mr. Fowler's spouse. 13,117.5 of these shares were held in a margin account as of December 31, 2025.
(14)    Includes 3,651 unvested restricted shares.
(15)    Includes 3,953 unvested restricted shares.
(16)    Includes 2,267 unvested restricted shares.
(17)    Includes 3,005 unvested restricted shares.
(18)    Includes 2,267 unvested restricted shares.
(19)    Includes 11,380 unvested restricted shares.
(20)    Includes 1,164,375 shares issuable upon the exercise of currently vested stock options and 746,577 unvested restricted stock shares.
Delinquent Section 16(a) Reports
    Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of the Company's common stock, to file reports of ownership and changes in ownership of the common stock with the Securities and Exchange Commission.
    Based solely on the review of such reports, the Company is aware of one report by Mr. Smith which was not filed on a timely basis with respect to the disposition of shares to the issuer to cover taxes payable upon vesting of shares exempt pursuant to Rule 16b-3.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Under the Company’s Code of Ethics, Directors, officers and employees are required to disclose any transactions, activities, interests or relationships that may create a conflict of interest. The Nominating and Governance Committee reviews matters relating to possible conflicts of interest involving Directors and executive officers, including related party transactions, and other issues related to ethical business practices. The Audit Committee receives quarterly reports with respect to related party transactions, if any, involving Directors and executive officers. The Company follows the foregoing approach for reviewing and handling potential related party transactions, but such approach is not reflected in a written policy. There were no transactions applicable with this policy during fiscal year 2025.
GENERAL INFORMATION
Stockholder Proposals and Director Nominations
    Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2027 annual meeting of stockholders pursuant to Rule 14a-8 and that stockholder's desire to have included in the Company's proxy materials relating to such meeting must be received by the Company at its corporate offices no later than September 25, 2026, which is 120 calendar days prior to the first anniversary of this year's mailing date. Such proposals must comply with the procedures and requirements of Rule 14a-8.
Our Bylaws provide for an advance notice procedure for director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement pursuant to Rule 14a-8, but that a stockholder instead wishes to present at an annual meeting. To be timely, a notice of such director nominations or other matters a stockholder wishes to present at the Company’s 2027 annual meeting of stockholders must be received by the Company not earlier than November 10, 2026 and no later than December 10, 2026 and must comply with the additional requirements of our Bylaws.

Any of the foregoing notices must be sent to our Secretary at the following address: StoneX Group Inc., 30 Independence Boulevard, Suite 300, Warren, NJ 07059, with a copy to StoneX Group Inc., Attention: Chief Governance and Legal Officer, 230 Park Avenue, 10th Floor, New York, New York 10169.
Solicitation
    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by Directors, officers or other regular employees of the Company. No additional compensation will be paid to Directors, officers or other regular employees for such services.
Availability of Annual Report on Form 10-K
    The Company will provide the Company's Annual Report on Form 10-K for fiscal year 2025 to stockholders, without charge, upon written request. Such requests should be submitted to StoneX Group Inc., 30 Independence Boulevard, Suite 300, Warren, NJ 07059. Exhibits to the Annual Report on Form 10-K will also be provided upon specific request.
Websites
    Information contained on or made available through our website or other websites mentioned in this Proxy Statement is not incorporated into and is not a part of these proxy materials, unless otherwise specified.

John Radziwill
Chairman
January 26, 2026

APPENDIX A
Return on Equity (“ROE”) and Adjusted ROE
This proxy statement presents information regarding ROE and Adjusted ROE, which are not financial measures under U.S. GAAP. We calculate ROE on stated book value based on net income (a U.S. GAAP financial measure) divided by average stockholders’ equity. For the calculation of Adjusted ROE, certain unusual, infrequent, or non-cash items are excluded or added-back to net income to arrive at adjusted net income (a non-GAAP financial measure), which is divided by average stockholders’ equity.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)
These non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other companies. The following tables provide a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures for the periods indicated.

	Year Ended September 30,
(in millions)	2025	2024	2023	2022	2021
Reconciliation of net income to adjusted non-GAAP amounts:
Net income, as reported (GAAP)	$305.9	$260.8	$238.5	$207.1	$116.3
Adjustments considered by the Compensation Committee:
Gain on acquisition attributable to intangible assets acquired, net of tax (1)	—	—	(8.9)	—	—
Certain acquisition-related contingent purchase price adjustments, net of tax (1)	(1.0)	1.8	(2.3)	—	—
Amortization of intangible assets acquired, net of tax (2)	2.0	2.0	7.8	7.9	7.9
Acquisition-related financing, investment banking, and professional fees (3)	13.6	—	—	—	—
FX loss, net on internal merger, net of tax (4)	—	—	—	—	3.4
Other, net of tax	—	—	—	(0.4)	(0.2)
Adjusted net income (non-GAAP)	$320.5	$264.6	$235.1	$214.6	$127.4

	Year Ended September 30,
(in millions)	2025	2024	2023	2022	2021
Calculation of ROE:
Net income, as reported (GAAP)	$305.9	$260.8	$238.5	$207.1	$116.3
Average stockholders’ equity (5)	$1,956.3	$1,544.1	$1,224.6	$987.1	$835.8
ROE	15.6%	16.9%	19.5%	21.0%	13.9%

Calculation of adjusted ROE (non-GAAP)
Adjusted net income (non-GAAP)	$320.5	$264.6	$235.1	$214.6	$127.4
Average stockholders’ equity (5)	$1,956.3	$1,544.1	$1,224.6	$987.1	$835.8
Adjusted ROE (non-GAAP)	16.3%	17.1%	19.2%	21.7%	15.2%
(1)     Adjustments related to the October 2022 acquisition of CDI-Societe Cotonniere De Distribution S.A (“CDI”).
(2)    Adjustments related to amortization expense of identified intangible assets from the acquisition of Gain Capital Holdings, Inc., effective August 1, 2020, in fiscal year ended September 30, 2025, 2024, 2023, 2022, and 2021, and from the acquisition of CDI in fiscal year ended September 30, 2025, 2024 and 2023.
(3)     Adjustments related to the acquisition of RJO, including bridge loan interest and incremental interest expense associated with the senior secured notes issued related to the financing of the acquisition, investment banking and legal fees.
(4)    Adjustments in fiscal year ended September 30, 2021 related to a loss on derivative positions used to mitigate our exposure to the British Pound in the acquired Gain subsidiaries in advance of the March 1, 2021 transfer of the majority of the operations of Gain’s U.K. domiciled subsidiaries into StoneX Financial Ltd., a U.S. dollar denominated entity. Partially offsetting, the year ended September 30, 2021 includes a related foreign currency gain on revaluation related to Gain’s U.K. domiciled subsidiaries.
(5)     The average stockholders’ equity for the fiscal year ended September 30, 2025 was calculated using the average of the monthly total stockholders’ equity balances. The average stockholders’ equity for fiscal years ended September 30, 2024, 2023, 2022, and 2021 were calculated using the average of the beginning of the year and the ending of the year balances. For fiscal years ended September 30, 2024, 2023, 2022, and 2021, using the average of the monthly total stockholders’ equity balances to calculate the average stockholders’ equity would result in the same ROE and Adjusted ROE as presented.

StoneX® VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by March 9, 2026, at 11:59 pm, Eastern Time.

Online
Go to www.envisionreports.com/SNEX or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SNEX

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Annabelle G. Bexiga	☐	☐	02 - Diane L. Cooper	☐	☐	03 - John Fowler	☐	☐
04 - Steven Kass	☐	☐	05 - Charles Lyon	☐	☐	06 - Sean M. O'Connor	☐	☐
07 - Eric Parthemore	☐	☐	08 - John Radziwill	☐	☐	09 - Philip Smith	☐	☐
10 - Dhamu R. Thamodaran, PhD	☐	☐						

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2026 fiscal year.	☐	☐	☐
3. To approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

0485MA

2026 Annual Meeting Admission Ticket

2026 Annual Meeting of StoneX Group Inc. Shareholders

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/SNEX

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Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SNEX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — STONEX GROUP INC.

Notice of 2026 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting on March 10, 2026

John Radziwill or Sean M. O'Connor, (the "Proxies"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of StoneX Group Inc. to be held on March 10, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.